EXHIBIT 2.1








         STOCK PURCHASE AND RECAPITALIZATION AGREEMENT

                   dated as of June 12, 1996

                          by and among

                    BPC HOLDING CORPORATION

                              and

                       BPC MERGERCO, INC.

                              and

                CERTAIN PURCHASERS NAMED HEREIN

                              and

           CERTAIN SELLING SHAREHOLDERS NAMED HEREIN







                       TABLE OF CONTENTS

                                                             Page

ARTICLE I          DEFINED TERMS

Section 1.1.     Defined Terms                                  3
Section 1.2.     Additional Terms                              10
Section 1.3.     Construction                                  11

ARTICLE II         PURCHASE AND SALE TERMS

Section 2.1.     Purchase and Sale                             11
Section 2.2.     The Merger                                    12
Section 2.3.     The Closing                                   12
Section 2.4.     Payment and Delivery                          12
Section 2.5.     Transfer Legends and Restrictions             13
Section 2.6.     Use of Proceeds                               13

ARTICLE III        CLOSING CONDITIONS

Section 3.1.     Conditions of the Purchasers, the Company,
                 Mergerco and the Selling Shareholders         13
Section 3.1.1.   Execution of This Agreement and All Related
                 Documents                                     13
Section 3.1.2.   Issuance and Purchase of Common Stock, the Units
                 and the Senior Secured Notes                  14
Section 3.1.3.   Merger Effective; Amended and Restated
                 Certificate of Incorporation                  14
Section 3.1.4.   Merger Consideration                          15
Section 3.1.5.   No Litigation, etc.                           15
Section 3.1.6.   Environmental Report                          15
Section 3.1.7.   Approvals, etc.                               15
Section 3.1.8. Registration Rights Agreement, Institutional Stockholders Agreement and Management
                 Stockholders' Agreement                       15
Section 3.1.9.   Solvency and Fairness Opinions                15
Section 3.1.10.  All Proceedings to be Satisfactory            16
Section 3.1.11.  Reasonable Satisfaction of Parties and Counsel 16
Section 3.2.     Conditions of the Purchasers                  16
Section 3.2.1.   Representations and Warranties to be True
                 and Correct; Certificate of Officer of the
                 Company                                       16
Section 3.2.2.   Supporting Documents                          17
Section 3.2.3.   Legal Opinion from Counsel for the Company and
                 Mergerco                                      18
Section 3.2.4.   Delivery of SBA Forms                         18
Section 3.2.5.   Exchange of Rollover Stock                    19
Section 3.3.     Conditions of the Company and Mergerco        19
Section 3.3.1.   Representations and Warranties to be True and
                 Correct                                       19
Section 3.3.2.   Legal Opinion from Counsel for the Purchasers 19
Section 3.3.3.   Legal Opinion from Counsel for the Selling
                 Shareholders                                  19
Section 3.4.     Conditions of the Selling Shareholders        19
Section 3.4.1.   Representations and Warranties to be True and
                 Correct; Certificate of the Company           19
Section 3.4.2.   Legal Opinion from Counsel for the Company and
                 Mergerco                                      20
Section 3.4.3.   Legal Opinion from Counsel for the Purchasers 20

ARTICLE IV         REPRESENTATIONS AND WARRANTIES

Section 4.1.     Representations and Warranties of the Company 20
Section 4.1.1.   Corporate Existence                           20
Section 4.1.2.   Power and Authority                           21
Section 4.1.3.   Enforceability, etc.                          21
Section 4.1.4.   Capitalization                                21
Section 4.1.5.   Consents, Approvals and Non-Contravention     22
Section 4.1.6.   Pro Forma Balance Sheet                       23
Section 4.1.7.   SEC Reports and Financial Statements          23
Section 4.1.8.   Material Adverse Change                       23
Section 4.1.9.   Events Subsequent to the Date of the Last
                 Financial Statement                           24
Section 4.1.10.  Absence of Undisclosed Liabilities            25
Section 4.1.11.  Taxes                                         25
Section 4.1.12.  Litigation                                    26
Section 4.1.13.  Insurance                                     26
Section 4.1.14.  Conflicts of Interest                         26
Section 4.1.15.  Other Relationships                           26
Section 4.1.16.  Licenses; Compliance with Laws, Other
                 Agreements, etc.                              27
Section 4.1.17.  Intellectual Property Rights and Government
                 Approvals                                     27
Section 4.1.18.  Investment Company Act                        28
Section 4.1.19.  Brokers, etc.                                 28
Section 4.1.20.  Private Sale                                  28
Section 4.1.21.  Disclosure                                    28
Section 4.1.22.  Contracts and Commitments                     29
Section 4.1.23.  Customers and Suppliers                       31
Section 4.1.24.  Employee Matters and Benefits                 31
Section 4.1.25.  Environmental Matters                         34
Section 4.1.26.  Small Business Concern                        36
Section 4.1.27.  Title to Properties                           36
Section 4.1.28.  Condition and Sufficiency of Assets           36
Section 4.1.29.  Real Property                                 37
Section 4.2.     Representations and Warranties of Mergerco    38
Section 4.2.1.   Corporate Existence                           38
Section 4.2.2.   Power and Authority                           38
Section 4.2.3.   Enforceability, etc.                          38
Section 4.2.4.   Consents, Approvals and Non-Contravention     38
Section 4.2.5.   No Activities                                 39
Section 4.2.6.   Capitalization                                39
Section 4.3.     Representations and Warranties of the Selling
                 Shareholders                                  40
Section 4.3.1.   Existence                                     40
Section 4.3.2.   Power and Authority                           40
Section 4.3.3.   Enforceability, etc.                          41
Section 4.3.4.   Title, etc                                    41

ARTICLE V          REPRESENTATIONS AND
                   WARRANTIES OF THE PURCHASERS

Section 5.1.     Representations and Warranties of the Purchasers
                 41
Section 5.1.1.   Power and Authority                           41
Section 5.1.2.   Enforceability, etc.                          41
Section 5.1.3.   Purchase for Investment                       42
Section 5.1.4.   Financial Matters                             42
Section 5.1.5.   Adequate Access to Personnel and Materials    42
Section 5.1.6.   Brokers, etc.                                 42

ARTICLE VI         COVENANTS

Section 6.1.     Pre-Closing Date Covenants                    43
Section 6.1.1.   Access and Investigation                      43
Section 6.1.2.   Operation of the Businesses of the Company and
                 its Subsidiaries                              43
Section 6.1.3.   Negative Covenant                             43
Section 6.1.4.   Required Approvals                            44
Section 6.1.5.   Notification                                  44
Section 6.1.6.   No Solicitation                               44
Section 6.1.7.   Best Efforts                                  45
Section 6.2.     Post-Closing Date Covenants of the Company    45
Section 6.2.1.   Use of Proceeds                               45
Section 6.2.2.   Inspection of Property                        45
Section 6.2.3.   Compliance with Agreements                    45
Section 6.2.4.   Affirmative Covenants                         45
Section 6.2.5.   SBIC Regulatory Provisions                    47
Section 6.2.6.   Regulatory Compliance Cooperation             48
Section 6.2.7.   Further Assurances                            49
Section 6.3.     Covenants of the Selling Shareholders         49

ARTICLE VII        TERMINATION

Section 7.1.     Termination                                   49
Section 7.2.     Effect of Termination                         51

ARTICLE VIII       MISCELLANEOUS

Section 8.1.     Payment of Costs and Expenses                 51
Section 8.2.     General Indemnity                             52
Section 8.3.     Remedies                                      54
Section 8.4.     Brokerage                                     54
Section 8.5.     Severability                                  54
Section 8.6.     Parties in Interest                           55
Section 8.7.     Notices                                       55
Section 8.8.     No Waiver                                     55
Section 8.9.     Amendments and Waivers                        55
Section 8.10.    Understanding Among the Purchasers            56
Section 8.11.    CITEI as Purchaser.                           56
Section 8.12.    Survival of Agreements, etc.                  56
Section 8.13.    Governing Law                                 56
Section 8.14.    Entire Understanding                          56
Section 8.15.    Counterparts                                  56
EXHIBITS

Exhibit A       By-laws of the Company
Exhibit B-1       Amended and Restated Certificate of
                  Incorporation of the Company
Exhibit B-2     Certificate of Amendment of the Company
Exhibit B-3       Restated Certificate of Incorporation of
                  Mergerco
Exhibit C       Offering Memorandum
Exhibit D-1       Form of Merger Agreement
Exhibit D-2       Form of Certificate of Merger
Exhibit E         Form of Indemnification Escrow Agreement
Exhibit F       Form of Stockholders Agreement



SCHEDULES

Disclosure Schedule

Schedule I        List of Purchasers and Common Stock to be
                  Issued and Purchased
Schedule II       List of Selling Shareholders and Merger Stock
Schedule III           Capitalization Schedule of the Company
Schedule IV       Capitalization Schedule of Mergerco
Schedule V        Consents Relating to the Purchasers
Schedule VI       Proportionate Percentage of the Selling
                  Shareholders

         STOCK PURCHASE AND RECAPITALIZATION AGREEMENT


     This STOCK PURCHASE AND RECAPITALIZATION AGREEMENT, dated as of June 12, 1996 (as amended or otherwise modified from time to time, this "Agreement"), is made by and among BPC HOLDING CORPORATION, a Delaware corporation (the "Company"), BPC MERGERCO, INC., a Delaware corporation ("Mergerco"), each of the Persons listed on Schedule I hereto (the "Purchasers"), and each of the Persons listed on Schedule II hereto (the "Selling Shareholders").


                      W I T N E S S E T H:

     WHEREAS, in order to facilitate a recapitalization transaction (the "Recapitalization"), Mergerco has been formed;

     WHEREAS, Mergerco wishes to issue and sell to the Purchasers
Common Stock of Mergerco in the amounts and of the series and classes set forth opposite the names of such Purchasers on
Schedule I hereto;

     WHEREAS, pursuant to a Preferred Stock and Warrant Purchase Agreement, dated as of the date hereof (as amended or otherwise modified from time to time pursuant to the terms thereof, the "Preferred Stock Purchase Agreement"), by and among the Company, Mergerco, The Northwestern Mutual Life Insurance Company, ("Northwestern"), Chase Venture Capital Associates, L.P., a California limited partnership ("CVCA" and in such capacity, together with Northwestern, the "Preferred Stock Purchasers" and each a "Preferred Stock Purchaser"), the Preferred Stock Purchasers wish to purchase an aggregate of (i) 600,000 shares of Mergerco's Preferred Stock, par value $.01 per share, and
(ii) Warrants of Mergerco entitling the holder or holders thereof to purchase an aggregate amount of 9,372 shares of Class B Voting Common Stock and 29,728 shares of Class B Non-Voting Stock, at a purchase price of $.01 per share, subject to the adjustment as provided therein, all on the terms and subject to the conditions set forth therein;

     WHEREAS, pursuant to an Exchange Agreement, to be entered into on or prior to the Closing Date (as thereafter amended or otherwise modified from time to time pursuant to the terms thereof, the "Exchange Agreement"), by and among the Company, The CIT Group/Equity Investments, Inc., a New Jersey corporation ("CITEI") and certain members of management (the "Management Shareholders" and, together with CITEI, the "Rollover Shareholders") of the Company, (i) the Management Shareholders, who own shares of the Company's Class A Common Stock set forth opposite their names on Schedule I to the Exchange Agreement (such shares hereinafter referred to as the "Management Rollover Stock"), wish to exchange the Management Rollover Stock pursuant to a recapitalization of the type described in
Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), for shares of Class C Common Stock, Class D Common Stock and Class E Common Stock of the Company pursuant to, and in the amounts, types and series set forth for such Management Shareholders on Schedule I to, the Exchange Agreement and (ii) CITEI, which owns the shares of the Company's Class A Common Stock and Class B Common Stock set forth opposite its name on Schedule I to the Exchange Agreement (such shares hereinafter referred to as the "CITEI A Rollover Stock" and "CITEI B Rollover Stock", respectively, and collectively referred to as the "CITEI Rollover Stock" and, together with the Management Rollover Stock, the "Rollover Stock"), wishes to exchange the CITEI Rollover Stock for shares of Class F Common Stock and Class G Common Stock of the Company pursuant to, and in the amounts, types and series set forth for CITEI on Schedule I to, the Exchange Agreement, all on the terms and subject to the conditions set forth herein and therein;

     WHEREAS, following Mergerco's issuance of Common Stock to the Purchasers, Mergerco's issuance of Preferred Stock and Warrants to the Preferred Stock Purchasers, the Company's issuance of Class C Common Stock, Class D Common Stock and Class E Common Stock to the Management Shareholders in exchange for the Management Rollover Stock and the Company's issuance of Class F Common Stock and Class G Common Stock to CITEI in exchange for the CITEI Rollover Stock, subject to the terms and conditions hereof, the Preferred Stock Purchase Agreement and the Exchange Agreement, the Company and Mergerco wish to merge pursuant to the provisions of Section 251 of the Delaware General Corporation Law (the "Merger"), pursuant to which

                (i) the classes and series of capital stock of Mergerco shall be converted into identical classes and series of capital stock of the Company, in each case having the rights, preferences and privileges set forth in the Amended and Restated Certificate of Incorporation;

                (ii) each share of the Class C Common Stock of the Company shall be converted into .5855 shares of Class B
     Voting Common Stock of the Company;

                (iii) each share of the Class D Common Stock of the Company shall be converted into .5855 shares of Class B
     Non-Voting Common Stock of the Company;

                (iv) each share of the Class E Common Stock of the Company shall be converted into 5,824.417 shares of Class C Common Stock of the Company;

                (v) each share of the Class F Common Stock of the Company shall be converted into .5855 shares of Class A
     Voting Common Stock of the Company;

                (vi) each share of the Class G Common Stock of the Company shall be converted into .5855 shares of Class A
     Non-Voting Common Stock of the Company;

                (vii)  the holders of the stock subscription
     warrants (the "Old Public Warrants") issued by the Company pursuant to the Warrant Agreement, dated as of April 21, 1994, shall be entitled to receive from the Company cash in an aggregate amount of $4,501,510;

                (viii)  the holders of the Old Private Warrants
     issued by the Company shall be entitled to receive from the Company cash in an approximate aggregate amount of $22,198,457; and

                (ix)  the then outstanding shares of Class A
     Common Stock and Class B Common Stock of the Company (such capital stock being herein referred to as "Merger Stock") owned by the Selling Shareholders in the amounts set forth opposite the names of such Selling Shareholders on
     Schedule II hereto and certain other shareholders will be converted into the right to receive from the Company cash in the amounts set forth opposite the names of such selling shareholders on Schedule II hereto (the "Merger Consideration");

     WHEREAS, the Purchasers are willing on the terms and conditions set forth in this Agreement to purchase, for an aggregate consideration of not less than $44,575,000, shares of Common Stock of Mergerco in the amounts and of the series and classes set forth opposite the names of such Purchasers on
Schedule I hereto; and

     WHEREAS, the Selling Shareholders wish to approve the Merger and to make the agreements herein for the purpose of causing such Merger to be effected;

     NOW, THEREFORE, based upon the foregoing and the mutual covenants and agreements herein contained, and for other good and sufficient consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:



                          ARTICLE I
                        DEFINED TERMS

      I.1. Defined Terms. When used in this Agreement, the following terms shall have the following meanings:

     "Aetna" means BPC Equity, LLC, a Delaware limited liability company.

     "Affiliate" means, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is owned or controlled by, such specified Person. For purposes of this definition, (i) "control" means, with respect to any specified Person, either (x) the beneficial ownership of more than 30 percent of any class of equity securities or (y) the power to direct the management or policies of the specified Person through the ownership of voting securities, by contract, voting agreement or otherwise, and
(ii) the terms "controlling", "control with" and "controlled by", etc., shall have meanings correlative to the foregoing.

     "Amended and Restated Certificate of Incorporation" means the restated certificate of incorporation of the Company following the Merger in the form attached hereto as Exhibit B-1, as amended from time to time in accordance with the requirements hereof and of the Stockholders Agreement.

     "By-laws" means the by-laws of the Company in the form attached hereto as Exhibit A, as amended from time to time in accordance with the requirements hereof, thereof and of the Stockholders Agreement.

     "Certificate of Amendment" means the Certificate of Amendment of the Company in the form attached hereto as Exhibit B-2.

     "Certificate of Merger" means the Certificate of Merger, dated as of the Closing Date, by and between Mergerco and the Company, in substantially the form of Exhibit D-2 hereto.

     "Class A Common Stock" means, as the context may require,
(i) Mergerco's or the Company's Class A Voting Common Stock or Class A Non-Voting Common Stock or (ii) both the Class A Voting Common Stock and the Class A Non-Voting Common Stock of Mergerco or the Company.

     "Class A Non-Voting Common Stock" means, as the context may require, Mergerco's or the Company's Class A Non-Voting Common Stock, which prior to the Merger has a par value of $.00005 per share and $.01 per share for the Company and Mergerco, respectively, and following the Merger shall have a par value of $.01 per share with respect to such stock of the Company.

     "Class A Voting Common Stock" means, as the context may require, Mergerco's or the Company's Class A Voting Common Stock, which prior to the Merger has a par value of $.00005 per share and $.01 per share for the Company and Mergerco, respectively, and following the Merger shall have a par value of $.01 per share with respect to such stock of the Company.

     "Class B Common Stock" means, as the context may require,
(i) Mergerco's or the Company's Class B Voting Common Stock or Class B Non-Voting Common Stock or (ii) both the Class B Voting Common Stock and the Class B Non-Voting Common Stock of Mergerco or the Company.

     "Class B Non-Voting Common Stock" means, as the context may require, Mergerco's or the Company's Class B Non-Voting Common Stock, which prior to the Merger has a par value of $.00005 per share and $.01 per share for the Company and Mergerco, respectively, and following the Merger shall have a par value of $.01 per share with respect to such stock of the Company.

     "Class B Voting Common Stock" means, as the context may require, Mergerco's or the Company's Class B Voting Common Stock, which prior to the Merger has a par value of $.00005 per share and $.01 per share for the Company and Mergerco, respectively, and following the Merger shall have a par value of $.01 per share with respect to such stock of the Company.

     "Class C Common Stock" means, as the context may require, Mergerco's or the Company's Class C Common Stock, which prior to the Merger has a par value of $.00005 per share and $.01 per share for the Company and Mergerco, respectively, and following the Merger shall have a par value of $.01 per share with respect to such non-voting stock of the Company.

     "Class D Common Stock" means the Company's non-voting
$.00005 par value per share Class D Common Stock.

     "Class E Common Stock" means the Company's voting $.00005 par value per share Class E Common Stock.

     "Class F Common Stock" means the Company's voting $.00005 par value per share Class F Common Stock.

     "Class G Common Stock" means the Company's non-voting
$.00005 par value per share Class G Common Stock.

     "CMIHI" means Chase Manhattan Investment Holdings, Inc., a
Delaware corporation.

     "Common Stock" means the Class A Common Stock, the Class B Common Stock, the Class C Common Stock, the Class D Common Stock, the Class E Common Stock, the Class F Common Stock and the Class G Common Stock of Mergerco or the Company, as the case may be and as the context may require, and any other classes of common stock of the Company hereafter authorized in accordance with the requirements hereof and of the Stockholders Agreement.

     "Environmental Law" means any law which relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986 (together, as amended, "CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called "Superlien" law, and any other similar Federal, state or local Law.

     "Environmental Permit" means any permit, license, approval, consent or other authorization required by or pursuant to any applicable Environmental Law.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended, or any successor law thereto.

     "Event of Noncompliance" has the meaning provided in the Stockholders Agreement.

     "Governmental Authority" means the government of the United
States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Hazardous Material" means

                (a) any "hazardous substance", as defined by CERCLA;

                (b) any "hazardous waste", as defined by the Resource Conservation and Recovery Act, as amended;

                (c)  any petroleum product or fractions thereof;
     or

                (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable Federal, state or local Law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as now or at any time hereafter in effect.

     "Holder" means any Purchaser (or any of his or its permitted successors or assigns, other than the Company or any of its Subsidiaries) holding any Common Stock.

     "HSR Act" means the Hart-Scott-Rodino Anti-Trust
Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to such Act or any successor law thereto.

     "Indemnification Escrow Agent" means United States Trust
Company of New York, a bank organized under the laws of the State of New York.

     "Indemnification Escrow Agreement" means the Escrow Agreement, dated as of the Closing Date, among the Purchasers named therein, the Selling Shareholders named therein, and the Indemnification Escrow Agent, in substantially the form of Exhibit E hereto.

     "Institutional Stockholders Agreement" means the
Stockholders Agreement, dated as of February 14, 1991, as amended by the First Amendment thereto, dated as of March 29, 1994, among the Company, The Fund, CMIHI, WFC and CITEI.

     "Interests" means any evidence of equity ownership of any Person, whether represented by common stock, preferred stock, securities convertible into or exercisable for the purchase or other acquisition of common stock (including convertible debentures, warrants and options), trust certificates or general or limited partnership interests.

     "International" means Atlantic Equity Partners International
II, L.P., a Delaware limited partnership domiciled in the Cayman
Islands.

     "Investments" means, as to any Person, (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or Interests of any other Person (other than a Subsidiary of such Person) and
(ii) any contribution by such Person to any other Person (other than a Subsidiary of such Person).

     "Lien" means any mortgage, lien (except for any lien for taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance.

     "Management Stockholders' Agreement" means the Stockholders'
Agreement, dated as of January 22, 1991, among the Company and those stockholders of the Company parties thereto.

     "Material Adverse Effect" means, with respect to any Person, any fact, event, change, circumstance or effect that has or is reasonably likely to have a materially adverse effect on the business, financial condition, results of operations or, to the actual knowledge of such Person, prospects of such Person and its Subsidiaries, taken as a whole.

     "Merger Agreement" means the Agreement and Plan of Merger, dated as of the Closing Date, by and between Mergerco and the Company, in substantially the form of Exhibit D-1 hereto.

     "Offering Memorandum" means the Preliminary Offering Memorandum, dated May 31, 1996, relating to the offering of the Senior Secured Notes of the Company, a true, correct and complete copy of which is attached hereto as Exhibit C. Reference to the Offering Memorandum shall include any amendments or supplements thereto effected prior to the Closing Date that are reasonably satisfactory to CVCA and International.

     "Old Private Warrants" means, collectively, (i) the Stock Warrant Certificate, dated as of February 14, 1991, to CMIHI,
(ii) the Stock Warrant Certificate, dated as of December 26, 1991, to The Fund, (iii) the Stock Warrant Certificate, dated as of November 17, 1995, to The Fund, (iv) the Stock Warrant Certificate, dated as of November 17, 1995, to Martin R. Imbler,
(v) the Stock Warrant Certificate, dated as of November 17, 1995, to Ira G. Boots, (vi) the Stock Warrant Certificate, dated as of November 17, 1995, to James M. Kratochvil, (vii) the Stock Warrant Certificate, dated as of November 17, 1995, to R. Brent Beeler and (viii) the Stock Warrant Certificate, dated as of November 17, 1995, to Douglas E. Bell, in each case issued by the Company for shares of its Common Stock and in such amounts as set forth opposite the name of each such holder on Schedule II.

     "Other Financing Documents" means the Senior Secured Note Indenture, the Preferred Stock Purchase Agreement, the Exchange Agreement, the Senior Secured Note Purchase Agreement, the Registration Rights Agreement (as defined in the Senior Secured
Note Indenture), the Holding Pledge Agreement (as defined in the Senior Secured Note Indenture), and the Escrow and Disbursement Agreement (as defined in the Senior Secured Note Indenture).

     "Permitted Transferee" has the meaning provided in the Stockholders Agreement.

     "Person" means any individual, corporation, general or limited partnership, joint venture, association, limited liability company, joint stock company, trust, business trust, bank, trust company, estate (including any beneficiaries thereof), unincorporated organization, cooperative, association or governmental branch, authority, agency or political subdivision thereof.

     "Plan" means any plan regulated under ERISA.

     "Preferred Stock" means the $.01 par value per share Senior
Cumulative Exchangeable Preferred Stock, Series A of Mergerco or the Company, as the context may require.

     "Proportionate Percentage" means, with respect to a Selling
Shareholder, the percentage set forth opposite the name of such Selling Shareholder on Schedule VI hereto.

     "Qualified Holder" has the meaning provided in the Stockholders Agreement.

     "Registration Rights Agreement" means the Registration
Rights Agreement, dated as of December 24, 1990, as amended by the First Amendment thereto, dated as of March 29, 1994, among the Company, The Fund, CMIHI, WFC and CITEI.

     "Related Documents" means the Merger Agreement, the
Certificate of Merger, the Stockholders Agreement and the Indemnification Escrow Agreement.

     "Restated Certificate of Incorporation" means (a) with respect to the Company, its amended and restated certificate of incorporation filed with the Secretary of State of the State of Delaware on December 20, 1990 (amending and restating the certificate of incorporation of the Company filed on December 11,
1990), as amended and restated by the amended and restated certificate of incorporation filed on April 19, 1994, as amended by the certificate of amendment filed on May 5, 1995 and (b) with respect to Mergerco, its restated certificate of incorporation in the form attached hereto as Exhibit B-3.

     "Restricted Securities" means the Common Stock; provided, however, that Common Stock shall cease to constitute Restricted Securities when it has (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the '33 Act or (c) been otherwise transferred and new certificates for them not bearing the '33 Act legend set forth in the Stockholders Agreement have been issued. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a '33 Act legend of the character set forth in the Stockholders Agreement.

     "Senior Secured Note Indenture" means the Indenture, dated June 18, 1996, between the Company and First Trust of New York, National Association, as trustee, regarding the Senior Secured Notes, as such Indenture may be amended or otherwise modified from time to time.

     "Senior Secured Note Purchase Agreement" means the Purchase
Agreement, dated June 12, 1996, by and among the Company, Berry
Plastics Corporation, a Delaware corporation ("Berry"), and
Donaldson, Lufkin & Jenrette Securities Corporation.

     "Senior Secured Notes" means the 12-1/2% senior secured notes in the aggregate principal amount of $105,000,000 issued by the Company pursuant to the Senior Secured Note Purchase
Agreement.

     "Stockholders Agreement" means the Stockholders Agreement, dated as of the Closing Date, among the Company, the Purchasers, CITEI, the Preferred Stock Purchasers and certain members of management of the Company, as amended or otherwise modified from time to time pursuant to the terms thereof, in substantially the form of Exhibit F.

     "Subsidiary" or "Subsidiaries" of any Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.

     "The Fund" means Atlantic Equity Partners, L.P., a Delaware limited partnership domiciled in the Cayman Islands.

     "'33 Act" means the Securities Act of 1933, as amended, and the rules and regulations issued in respect thereto.

     "'34 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations issued in respect thereto.

     "Units" means the Preferred Stock and Warrants.

     "Warrants" means the warrants to purchase Class B Common
Stock of the Company issued in connection with the purchase of Preferred Stock pursuant to the Preferred Stock Purchase
Agreement.

     "WFC" means Whirlpool Financial Corporation, a Delaware corporation.

     I.2. Additional Terms. The following terms shall have the meanings indicated or referred to in the following Sections of this Agreement:

                        Term              Section


          Agreement                     Preamble
          Approval                      4.1.5(a)
          Balance Sheet                 4.1.9
          Blue Sky Laws                 4.1.4(c)
          Capitalization Schedule       3.1.3
          CERCLA                        definition of Environmental Law
          CITEI                         4th Recital
          CITEI A Rollover Stock        4th Recital
          CITEI B Rollover Stock        4th Recital
          CITEI Rollover Stock          4th Recital
          Closing                       2.3
          Closing Date                  2.3
          Code                          4th Recital
          Company                       Preamble
          Competing Offer               6.1.6
          CVCA                          3rd Recital
          Defense Counsel               8.2(b)
          Defense Notice                8.2(b)
          Employee Benefit Plans        4.1.24(b)
          Environmental Report          3.1.6
          Exchange Agreement            4th Recital
          FACL                          8.14
          Financial Statements          4.1.7(b)
          Financing                     6.2.5(e)
          GAAP                          4.1.7(b)
          GMI                           3.1.6
          Indemnified Liabilities       8.2(a)
          Indemnitees                   8.2(a)
          Indemnity Cap                 8.2(a)(ii)
          Intellectual Property         4.1.17
          Licenses                      4.1.16
          Management Rollover Stock     4th Recital
          Management Shareholders       4th Recital
          Merger                        5th Recital
          Merger Consideration          5th Recital
          Merger Stock                  5th Recital
          Mergerco                      Preamble
          Northwestern                  3rd Recital
          Old Public Warrants           5th Recital
          Preferred Stock Purchaser
            and Preferred Stock
            Purchasers                  3rd Recital
          Preferred Stock Purchase
            Agreement                   3rd Recital
          Purchasers                    Preamble
          Purchasers' Advisors          6.1.1
          Recapitalization              1st Recital
          Regulatory Problem            6.2.6(b)
          Regulatory Violation          6.2.5(e)
          Rollover Shareholders         4th Recital
          Rollover Stock                4th Recital
          SBA                           6.2.5(b)
          SBA Compliance Documents      3.2.4
          SBIC Holder                   6.2.5(a)
          SBIC Investor                 3.2.4
          SBIC Regulations              6.2.5(e)
          SEC                           4.1.7(a)
          SEC Reports                   4.1.7(a)
          Selling Shareholders          Preamble
          Third Party Claim             8.2(b)

     I.3. Construction. When used herein, the masculine form of words includes the feminine and the neuter and vice versa, and, unless the context otherwise requires, the singular form of words includes the plural and vice versa. The words "herein", "hereof", "hereunder" and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular section or subsection.


                          ARTICLE II
                  PURCHASE AND SALE TERMS

     II.1. Purchase and Sale. Subject to the terms of this Agreement, Mergerco shall authorize, issue and sell to each Purchaser, and each Purchaser shall purchase from Mergerco at the Closing, the number, type and series of shares of Common Stock, as applicable, at the aggregate purchase price set forth opposite such Purchaser's name on Schedule I hereto. The obligation of each Purchaser to purchase such Common Stock hereunder is several and not joint.

     II.2. The Merger. Subject to the terms of this Agreement, the Company and Mergerco shall effect the Merger at the Closing in accordance with the terms of the Merger Agreement.

     II.3. The Closing. The closing of the purchase and sale of the Common Stock, the purchase and sale of the Units, the exchange and cancellation of the Rollover Stock and the consummation of the Merger, shall take place at the offices of O'Sullivan, Graev & Karabell, LLP, located at 30 Rockefeller
Plaza, New York, New York 10112 or at such other location as the Company and a majority-in-interest of the Purchasers may designate (the "Closing"). The Closing shall occur on or before July 31, 1996, or such later date as the Company and a majority-in-interest of the Purchasers may designate (the "Closing Date").
It is the intention of the parties hereto that the Closing Date shall occur simultaneously with the issuance of the Common Stock hereunder and under the Exchange Agreement, the issuance of the Units under the Preferred Stock Purchase Agreement and the issuance of the Senior Secured Notes under the Senior Secured
Note Purchase Agreement.

     II.4. Payment and Delivery. On the Closing Date, the following payments and deliveries shall occur:

          (a) With respect to the Common Stock being purchased by the Purchasers, each Purchaser shall pay the purchase price of the Common Stock purchased by it in full, in cash, by wire transfer of immediately available funds to an account designated by Mergerco in writing not less than one business day prior to the Closing Date. The amount of the purchase price for such Purchaser to be paid on the Closing Date shall be as set forth opposite such Purchaser's name on Schedule I hereto. Upon delivery of such funds, Mergerco shall deliver to such Purchaser stock certificates evidencing the Common Stock purchased by it, registered in the name of such Purchaser or its nominee.

          (b) Upon the effectiveness of the Merger, the Company shall deposit $5,000,000 of the Merger Consideration with the Indemnification Escrow Agent to be placed into an escrow account for a period of fifteen months following the Closing Date, such money to be to held, safeguarded and released subject to and in accordance with the terms of the Indemnification Escrow
     Agreement. The Merger Consideration shall be further reduced by the aggregate exercise price of any Old Public Warrants or Old Private Warrants held by a Selling Shareholder or other selling shareholder, as the case may be. The balance of the Merger Consideration shall be paid in cash, by wire transfer of immediately available funds to the accounts designated by the Selling Shareholders and the other selling shareholders set forth on Schedule II hereto in writing not less than one business day prior to the Closing Date. The amount of the Merger
     Consideration payable to each Selling Shareholder and each such other selling shareholder on the Closing Date shall be in the amount set forth opposite the name of each such Selling
     Shareholder and each such other selling shareholder on
     Schedule II hereto.

     II.5. Transfer Legends and Restrictions. The transfer of the shares of Common Stock will be restricted in accordance with the terms hereof and of the Stockholders Agreement, as applicable. Each certificate or other instrument evidencing the Common Stock, including any certificate or other instrument issued to any transferee thereof, shall be imprinted with one or more legends in substantially the form set forth herein or in the Stockholders Agreement, and such legends shall not be removed from such certificates or other instruments except in accordance with the terms and provisions hereof or of the Stockholders Agreement.

     II.6. Use of Proceeds. The Company shall use the net cash proceeds received from the sale of the Common Stock of Mergerco, together with the net cash proceeds received from the sale of the Senior Secured Notes and the Units, solely for purposes of effecting the Merger, paying certain extraordinary bonuses awarded to several management employees not to exceed $2,600,000 in the aggregate, funding the Merger Consideration to be paid to the Selling Shareholders and the other selling shareholders, funding the escrow account established under the Indemnification Escrow Agreement, funding the Escrow Account under the Escrow and Disbursement Agreement (as defined in the Senior Secured Note Indenture), making net payments to holders of the Old Private Warrants and the Old Public Warrants and paying the costs, expenses and fees incurred in connection therewith.


                        ARTICLE III
                    CLOSING CONDITIONS

     III.1. Conditions of the Purchasers, the Company, Mergerco and the Selling Shareholders. The obligation of each Purchaser to purchase, and the obligation of Mergerco to issue and sell, the Common Stock, the obligation of the Company to effect the exchange of the Rollover Stock and to effect the Merger and the obligation of the Selling Shareholders to vote in favor of, and otherwise cause the Company to effect, the Merger on the Closing Date, shall be subject to satisfaction of the following conditions on or prior to such date (unless otherwise specified below):

     III.1.1. Execution of This Agreement and All Related Documents. The Company, Mergerco, the Purchasers, the Selling Shareholders and all other requisite parties shall have duly authorized and executed copies of this Agreement, each Related Document, each Other Financing Document and each other agreement, document or instrument related hereto or thereto, to which any such Person is a party, required in connection with the consummation of the transactions contemplated hereby and thereby. This Agreement, each such Related Document, each such Other Financing Document and each other related agreement, document or instrument shall remain in full force and effect.

     III.1.2. Issuance and Purchase of Common Stock, the Units and the Senior Secured Notes. Mergerco shall have duly issued and delivered certificates to each of the Purchasers representing the number of shares of Common Stock purchased by such Purchaser as provided in Article II hereof; Mergerco shall have duly issued and delivered certificates to each Preferred Stock Purchaser representing the number of shares of Preferred Stock and Warrants purchased by it pursuant to the Preferred Stock Purchase
Agreement; each Purchaser shall have purchased and paid for such Common Stock of Mergerco to be purchased by it pursuant to such
Article II; and each Preferred Stock Purchaser shall have purchased and paid for the Units to be purchased by it pursuant to the Preferred Stock Purchase Agreement. The Company shall have duly issued and delivered certificates to each of the Rollover Shareholders evidencing the number of shares of Common
Stock being issued to such Rollover Shareholder as provided in the Exchange Agreement, and each Rollover Shareholder shall have surrendered to the Company for cancellation certificates representing the Rollover Stock being exchanged by such Rollover Shareholder pursuant to the terms thereto. The Company shall also have duly issued and delivered to the purchasers thereof (or a trustee or fiduciary for such purchasers) the Senior Secured
Notes, and the Company shall have received not less than $105,000,000 in gross cash proceeds (of which approximately $34,500,000 will be deposited into the Escrow Account under the Escrow and Disbursement Agreement (as defined in the Senior
Secured Note Indenture)) from the issuance and sale of the Senior
Secured Notes.

     III.1.3. Merger Effective; Amended and Restated Certificate of Incorporation. On the Closing Date, the Merger shall be effective under Delaware law. Prior to the Merger and the effectiveness of the issuance and purchase of the Common Stock of Mergerco pursuant to Section 3.1.2 and the exchange of the Rollover Stock pursuant to the Exchange Agreement, the Restated Certificate of Incorporation of Mergerco, the Certificate of Amendment of the Company, the Certificate of Merger and the Amended and Restated Certificate of Incorporation of the Company shall have been filed with the Secretary of State of Delaware in accordance with Delaware law and be in effect, except for the Certificate of Merger and the Amended and Restated Certificate of Incorporation of the Company which shall be in effect as of the effectiveness of the Merger. Immediately after giving effect to the Closing and the consummation of the transactions contemplated hereby, the Company's capitalization shall be as set forth on
Schedule III hereto (the "Capitalization Schedule").

     III.1.4. Merger Consideration. Upon the effectiveness of the Merger, the Company shall have paid the Selling Shareholders the Merger Consideration.

     III.1.5. No Litigation, etc. No litigation, arbitration, governmental investigation or proceeding shall, as of the Closing Date, be pending or, to the knowledge of the Company, threatened, which seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement, the other Related Documents, the Other Financing Documents or any other material agreement related hereto or thereto.

     III.1.6. Environmental Report. Each of the Company, the Purchasers and the Selling Shareholders shall have received a satisfactory environmental report from Geraghty & Miller Inc. ("GMI"), dated May, 1996, as supplemented by the letter to Chase Capital Partners by GMI, dated June 11, 1996 (the "Environmental Report"), regarding the operations and real property assets of the Company and its Subsidiaries.

     III.1.7.    Approvals, etc.  All Approvals set forth on Item
4.1.5 ("Consents and Approvals") of the Disclosure Schedule hereto shall have been obtained or otherwise satisfied, and all applicable waiting or appeal periods with respect thereto shall have passed, in each case to the satisfaction of (i) a majority-in-interest of the Purchasers and (ii) a majority-in-interest of the Selling Shareholders.

     III.1.8.    Registration Rights Agreement, Institutional
Stockholders Agreement and Management Stockholders' Agreement.
On the Closing Date,

          (a) the Registration Rights Agreement shall have been terminated by the parties thereto in accordance therewith;

          (b) the Institutional Stockholders Agreement shall have been terminated by the parties thereto in accordance therewith; and

          (c) the Management Stockholders' Agreement shall have been amended and restated, in form and substance satisfactory to the Company and a majority-in-interest of the Purchasers, by the parties thereto.

     III.1.9. Solvency and Fairness Opinions. At the Company's expense, each of the Company, the Purchasers and the Selling Shareholders shall have received a copy of: (i) a solvency opinion addressed to the Company from Houlihan, Lokey, Howard & Zukin, Inc., dated the Closing Date, opining that, both before and after giving effect to the transactions contemplated hereby, by the Related Documents and by the Other Financing Documents, the Company was not and will not be insolvent; and (ii) a fairness opinion addressed to the Company from Patricof & Co. Capital Corp., dated the Closing Date, opining, among other things, that the Merger Consideration paid to the Selling Shareholders for the Merger Stock is fair from a financial point of view. Each of the solvency opinion and the fairness opinion shall be in form, scope and substance satisfactory to (x) the Company and (y) a majority-in-interest of the Purchasers.

     III.1.10. All Proceedings to be Satisfactory. All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby, the other Related Documents and the Other Financing Documents, and all documents incident thereto, shall be satisfactory in form and substance to the Purchasers, the Selling Shareholders and their respective counsel, and the Purchasers, the Selling Shareholders and said counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

     III.1.11. Reasonable Satisfaction of Parties and Counsel. All instruments applicable to the issuance and sale of the Common
Stock, the Preferred Stock, the Warrants and the Senior Secured
Notes and the other transactions contemplated hereby shall be reasonably satisfactory to the parties hereto and their respective counsel.

     III.2. Conditions of the Purchasers. The obligations of each Purchaser to purchase Common Stock shall be further subject to the satisfaction of the following conditions on or prior to such date (unless otherwise specified below):

     III.2.1. Representations and Warranties to be True and Correct; Certificate of Officer of the Company. The representations and warranties contained in Article IV, as well as the representations and warranties set forth in Section 5 of the Senior Secured Note Purchase Agreement and in Article IV of the Preferred Stock Purchase Agreement, shall be true and correct in all material respects (except with respect to any such representation or warranty that contains an express materiality limitation, in which case such representation or warranty shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representations and warranties specifically apply to a prior date). The Company shall have delivered to the Purchasers a certificate of its chief executive or chief financial officer certifying that (i) the representations and warranties set forth herein and therein are in fact true and correct as stated above, (ii) the Company and Mergerco have performed or complied with all agreements and conditions contained herein which are required to be performed or complied with by them on or before the Closing Date, (iii) the Company, Berry or Mergerco, as the case may be, has performed or complied with all agreements and conditions contained in the Senior Secured Note Purchase Agreement, the Senior Secured Note Indenture and the Preferred Stock Purchase Agreement and
(iv) each of the conditions set forth in Sections 3.1 and 3.2 has been satisfied.

     III.2.2. Supporting Documents. On or prior to the Closing Date the Purchasers and their respective counsel shall have received copies of the following supporting documents:

          (a) (i) copies of the Company's Restated Certificate of Incorporation, as amended by the Certificate of Amendment, certified as of a recent date by the Secretary of State of the State of Delaware, (ii) a certificate of said Secretary of State, dated as of a recent date, as to the due incorporation and good standing of the Company and its Subsidiaries and listing all documents of the Company on file with said Secretary of State, and (iii) a facsimile, telegram or telex from said Secretary as of the close of business on the business day preceding the Closing Date as to the continued good standing of the Company;

          (b) (i) copies of the Restated Certificate of Incorporation of Mergerco, certified as of a recent date by the Secretary of State of the State of Delaware, (ii) a certificate of said Secretary of State, dated as of a recent date, as to the due incorporation and good standing of Mergerco and listing all documents of Mergerco on file with said Secretary of State, and (iii) facsimile, a telegram or telex from said Secretary as of the close of business on the business day preceding the Closing Date as to the continued good standing of Mergerco;

          (c) a certificate of the Secretary of the Company, dated the Closing Date and certifying: (i) that attached thereto is a true and complete copy of the By-laws of the Company as in effect on the date of such certification; (ii) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement, each of the Related Documents and each of the Other Financing Documents, the issuance, sale and delivery of the Common Stock by the Company to the Rollover Shareholders in exchange for the Rollover Stock, the issuance, sale and delivery of the Senior Secured Notes and the approval of the Merger, and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereunder and thereunder;
     (iii) that the Company's Restated Certificate of Incorporation, as amended by the Certificate of Amendment, has not been amended (other than by the amendment and restatement of the Company's Restated Certificate of Incorporation by the Amended and Restated Certificate of Incorporation) since the date of the certificates delivered pursuant to clause (a)(ii) above; and (iv) the incumbency and specimen signature of each officer of the Company executing this Agreement, each of the Related Documents, each of the Other Financing Documents, the stock certificate or certificates representing the Common Stock and any certificate or instrument furnished pursuant hereto or thereto, and a certification by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this clause (c); and

          (d) a certificate of the Secretary of Mergerco, dated the Closing Date and certifying: (i) that attached thereto is a true and complete copy of the By-laws of Mergerco as in effect on the date of such certification; (ii) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of Mergerco authorizing the execution, delivery and performance of this Agreement, each of the Related Documents and each of the Other Financing Documents to which Mergerco is a party, the issuance, sale and delivery of the Common Stock, the Preferred Stock, the Warrants, and the approval of the Merger, and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereunder and thereunder; (iii) that the Restated Certificate of Incorporation of Mergerco has not been amended since the date of the certificate delivered pursuant to clause (b)(ii) above; and (iv) the incumbency and specimen signature of each officer of Mergerco executing this Agreement, each of the Related Documents, each of the Other Financing Documents, the stock certificate or certificates representing the Common Stock, the Preferred Stock, the Warrants and any certificate or instrument furnished pursuant hereto or thereto, and a certification by another officer of Mergerco as to the incumbency and signature of the officer signing the certificate referred to in this clause (d); and

          (e) such additional supporting documents, instruments, certificates, opinions and other information with respect to the operations and affairs of the Company and Mergerco as the Purchasers or their counsel may reasonably request.

     All such documents shall be satisfactory in form and substance to the Purchasers and their respective counsel.

     III.2.3. Legal Opinion from Counsel for the Company and Mergerco. On the Closing Date, the Purchasers shall have received the written opinion of O'Sullivan Graev & Karabell, LLP, counsel for the Company and Mergerco, in form and substance satisfactory to a majority-in-interest of the Purchasers and their counsel.

     III.2.4. Delivery of SBA Forms. Each Purchaser that is a licensed Small Business Investment Company under the Small Business Investment Act of 1958, as amended (each an "SBIC Investor"), shall have prepared the Size Status Declaration on Form 480, the Assurance of Compliance for Nondiscrimination on Form 652 and the Portfolio Financing Report on Form 1031 (collectively, the "SBA Compliance Documents"), the Company shall have executed and delivered the Forms 480 and 652 to each SBIC Investor, as applicable, and all of the information set forth in the SBA Compliance Documents shall be true and correct in all respects.

     III.2.5.    Exchange of Rollover Stock.

     (a) Management Shareholders shall have, pursuant to the Exchange Agreement, exchanged or agreed in writing to exchange, not less than 111,016 shares of Management Rollover Stock (which represent a majority-in-interest of all Management Rollover Stock).

     (b) CITEI shall have, pursuant to the Exchange Agreement, exchanged or agreed in writing to exchange, not less than 51,238 shares of CITEI Rollover Stock.

     III.3. Conditions of the Company and Mergerco. The obligations of (a) the Company to exchange the Rollover Stock for Common Stock and to effect the Merger and (b) Mergerco to sell the Common Stock and Units shall be further subject to satisfaction of the following conditions on or prior to such date:

     III.3.1. Representations and Warranties to be True and Correct. The representations and warranties contained in Article V shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except to the extent that any such representations and warranties specifically apply to a prior date).

     III.3.2. Legal Opinion from Counsel for the Purchasers. On the Closing Date, the Company shall have received the written opinion of Mayer, Brown & Platt, counsel for the Purchasers, in form and substance satisfactory to the Company and its counsel.

     III.3.3.    Legal Opinion from Counsel for the Selling
Shareholders. On the Closing Date, the Company shall have received the written opinion of O'Sullivan Graev & Karabell, LLP, counsel for the Selling Shareholders, in form and substance satisfactory to the Company and its counsel.

     III.4. Conditions of the Selling Shareholders. The obligations of each Selling Shareholder to vote in favor of the Merger and otherwise cooperate with the Company to effect the Merger shall be further subject to the satisfaction of the following conditions on or prior to such date (unless otherwise specified below):

     III.4.1. Representations and Warranties to be True and Correct; Certificate of the Company. The representations and warranties of the Company, Mergerco and the Purchasers set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representations and warranties specifically apply to a prior date). The Company shall have delivered to the Selling Shareholders a certificate stating that (i) the representations and warranties of the Company and of Mergerco set forth herein are in fact true and correct as stated above, (ii) the Company and Mergerco have each performed or complied with all agreements and conditions contained herein that are required to be performed or complied with by it on or before the Closing Date and (iii) the Company, Berry or Mergerco, as the case may be, has performed or complied with all agreements and conditions contained in the Senior Secured Note Purchase Agreement, the Senior Secured Note Indenture and the Preferred Stock Purchase Agreement.

     III.4.2. Legal Opinion from Counsel for the Company and Mergerco. On the Closing Date, the Selling Shareholders shall have received the written opinion of O'Sullivan Graev & Karabell, LLP, counsel for the Company and Mergerco, in form and substance satisfactory to a majority-in-interest of the Selling Shareholders and their counsel.

     III.4.3. Legal Opinion from Counsel for the Purchasers. On the Closing Date, the Selling Shareholders shall have received the written opinion of Mayer, Brown & Platt, counsel for the Purchasers, in form and substance satisfactory to a majority-in-interest of the Selling Shareholders and their counsel.


                           ARTICLE IV
               REPRESENTATIONS AND WARRANTIES

     IV.1. Representations and Warranties of the Company. The Company represents and warrants to the Purchasers, as of the date hereof and the Closing Date (except to the extent any of the following representations or warranties specifically apply or relate to a prior date, in which event the Company represents and warrants such representations and warranties to be true and correct as of such prior date), as follows:

     IV.1.1. Corporate Existence. Each of the Company and each of its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction set forth for such corporation on Item 4.1.1 ("Company and Existing Subsidiaries (Name, Jurisdiction of Incorporation") of the Disclosure Schedule hereto, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or use of its assets or properties, or the conduct or nature of its business, makes such qualification necessary, except where the failure to so qualify would not constitute a Material Adverse Effect. The Company has all requisite corporate power and authority to conduct its business and own its properties as now conducted and owned.
Attached as Exhibit A hereto is a true and complete copy of the Company's By-laws, as in effect as of the Closing Date; and attached as Exhibit B-1 hereto is a true and complete copy of the Amended and Restated Certificate of Incorporation, as in effect and as on file with the Secretary of State of the State of Delaware as of the Closing Date after giving effect to the Merger.

     IV.1.2. Power and Authority. The Company has all requisite corporate power and authority, and has taken all required corporate and other action necessary, to execute, deliver and perform this Agreement, all Related Documents, all Other
Financing Documents to which the Company is a party and to issue and exchange the Common Stock for the Rollover Stock, to issue the Senior Secured Notes and to effect the Merger, as herein and therein provided. None of the foregoing actions will (i) violate any provision of the Company's By-laws, Restated Certificate of Incorporation, as amended by the Certificate of Amendment, prior to the Merger or Amended and Restated Certificate of Incorporation following the Merger, (ii) result in the breach of or constitute a default under any contract, agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of them is bound, (iii) result in the creation or imposition of any lien, claim or encumbrance on any asset of the Company or any of its Subsidiaries, (iv) give any Person rights to terminate any contracts or agreements with the Company or any of its Subsidiaries or otherwise to exercise rights against the Company or any of its Subsidiaries or
(v) violate any Approval or any order, writ, judgment, injunction, decree, statute, rule or regulation of any court, tribunal or governmental entity applicable to or bearing upon the Company or any of its Subsidiaries or any of their respective assets or business, except, in the case of each of clauses (ii),
(iii), (iv) and (v) above, for occurrences that would not in the aggregate constitute a Material Adverse Effect.

     IV.1.3. Enforceability, etc. Each of this Agreement, each of the Related Documents and each of the Other Financing Documents to which the Company is a party has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

     IV.1.4. Capitalization. Assuming that all transactions contemplated hereunder have been consummated (including the issuance and sale of the Common Stock, the Preferred Stock, the Warrants and the Senior Secured Notes, the exchange of the Rollover Stock and consummation of the Merger) as of the Closing
Date:

          (a) the Capitalization Schedule sets forth a true and complete statement of the capitalization of the Company and each of its Subsidiaries as of the Closing Date, including a list of all holders of Interests of or in the Company and its Subsidiaries
     (and the amount and type of such Interests);

          (b) except as set forth on the Capitalization Schedule, the Company has not issued any Interests, nor are any Interests (or any rights to acquire or purchase any Interests) outstanding; and

          (c) the Common Stock delivered to the Rollover Shareholders will have been duly authorized, validly issued, fully paid and will be non-assessable and will have been delivered to the Rollover Shareholders free and clear of any liens, encumbrances, preemptive rights, escrows, options, rights of first refusal or other agreements, arrangements, commitments, understandings or obligations, whether written or oral, or any other restrictions affecting rights and other incidents of record and beneficial ownership, other than (i) as set forth herein or in the Related Documents and (ii) restrictions on transferability imposed generally under the '33 Act and under the securities laws of the several states and the rules and regulations issued in respect thereof (such state laws, rules and regulations, being, collectively, "Blue Sky Laws").

     Except as set forth on Item 4.1.1 ("Company and Existing Subsidiaries (Name, Jurisdiction of Incorporation")) of the Disclosure Schedule hereto, the Company has no Subsidiaries. The Company owns 100% of all issued and outstanding shares of capital stock of its Subsidiaries, and owns no capital stock, other securities or Interests, or rights or obligations to acquire the same, of any other Person.

     IV.1.5. Consents, Approvals and Non-Contravention. Except as set forth on Item 4.1.5 ("Consents and Approvals") of the Disclosure Schedule hereto, neither the execution, delivery and performance of this Agreement, any Related Documents or any of the Other Financing Documents to which it is a party by the Company, nor the consummation of any transaction related hereto or thereto, nor the issuance, sale or delivery of the Common
Stock pursuant to the Exchange Agreement will

          (a) require any consent, approval, license, permit, waiver or other authorization of, filing or taking of any other action with, or notice to, any Person, including any local, state or federal governmental agency, authority, branch or instrumentality (collectively, an "Approval"), except where the failure to obtain an Approval would not in the aggregate constitute a Material
     Adverse Effect; or

          (b) violate any of the Company's or any of its Subsidiaries' Licenses, except where such violation would not in the aggregate constitute a Material Adverse Effect.

     IV.1.6. Pro Forma Balance Sheet. The pro forma balance sheet set forth on Item 4.1.6 ("Pro Forma Balance Sheet") of the
Disclosure Schedule hereto fairly presents in all material respects the financial condition of the Company and its Subsidiaries on a consolidated basis as of the date of the Balance Sheet, giving effect to the consummation of the transactions contemplated hereby and by the Related Documents and the Other Financing Documents as if such transactions had been consummated as of such date.

     IV.1.7. SEC Reports and Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission ("SEC") since December 31, 1994, and has made available to the Purchasers (i) its Annual Reports on Form 10-K for the two fiscal years ended December 31, 1994, and December 31, 1995, (ii) all other reports, information and registration statements filed by the Company with the SEC since December 31, 1994 and (iii) all amendments and supplements to all such reports, information and registration statements filed by the Company with the SEC (collectively, the "SEC Reports"). The SEC Reports (1) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and (2) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. True and complete copies of each SEC Report, including all exhibits thereto, have been made available to the Purchasers.

     (b) Except as set forth on Item 4.1.7 ("Financial Statements") of the Disclosure Schedule hereto, each of the consolidated financial statements (including, in each case, any related notes thereto) (the "Financial Statements") contained in the SEC Reports was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be expressly described in the notes thereto) and each fairly presents the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements included in the Company's Form 10-QA reports were or are subject to normal and recurring year-end adjustments.

     IV.1.8.     Material Adverse Change.  Except as set forth on Item
4.1.8 ("Material Adverse Change") of the Disclosure Schedule hereto, since the date of the last audited Financial Statement,
(i) there has been no material adverse change in the assets, liabilities or financial condition of the Company and its Subsidiaries from that reflected in such audited Financial
Statement, except for changes in the ordinary course of business individually or in the aggregate and (ii) there has been no event that would result in a Material Adverse Effect.

     IV.1.9. Events Subsequent to the Date of the Last Financial Statement. Since the date of the last audited Financial
Statements, except as contemplated by this Agreement or as set forth in the balance sheet included in the Company's Form 10-QA for the period ending March 31, 1996 (the "Balance Sheet") or
Item 4.1.9 ("Subsequent Events") of the Disclosure Schedule hereto, neither the Company nor any of its Subsidiaries has
(i) issued any stock, bond or other corporate security other than in connection with the exercise of options issued pursuant to the Company's 1991 Stock Option Plan, (ii) borrowed any amount or incurred or become subject to any material liability (absolute, accrued or contingent), except liabilities under the Senior Bank Agreement and in respect of the Senior Secured Notes and the Senior Subordinated Notes (as defined in the Stockholders Agreement), current liabilities incurred and liabilities under, contracts entered into in the ordinary course of business,
(iii) discharged or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the Balance Sheet and current liabilities incurred since the date of the Balance Sheet in the ordinary course of business, (iv) except as contemplated hereunder or under the Exchange Agreement, declared or made any payment or distribution to stockholders or purchased or redeemed any of its capital stock, (v) except in connection with the transactions contemplated by the Senior Secured Note Indenture, mortgaged, pledged or subjected to any lien or encumbrance any of its assets, tangible or intangible, other than liens for current real property taxes not yet due and payable,
(vi) sold, assigned or transferred any of its tangible assets except in the ordinary course of business, or cancelled any debt or claim owed to the Company or any such Subsidiary except in the ordinary course of business, (vii) sold, assigned, transferred or granted any exclusive license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset, (viii) suffered any substantial loss of property or waived any right of substantial value other than in the ordinary course of business, (ix) made any change in officer compensation except in the ordinary course of business and consistent with past practice, (x) made any material change in the manner of business or operations of the Company and its Subsidiaries taken as a whole, (xi) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby or (xii) entered into any commitment, obligation, understanding or other arrangement, contingent or otherwise, to effect, directly or indirectly, any of the foregoing.

     IV.1.10. Absence of Undisclosed Liabilities. Since the date of the last audited Financial Statement, neither the Company nor any of its Subsidiaries had any material loss contingency (as defined in Statement of Financial Accounting Standards No. 5), whether matured or unmatured, fixed or contingent, which is not fully reflected or provided for on the Balance Sheet or disclosed in a footnote thereto, except (i) obligations to perform under commitments or other obligations incurred in the ordinary course of business, (ii) tax and related liabilities which have been disclosed pursuant to Item 4.1.11 ("Taxes") of the Disclosure Schedule hereto and (iii) other liabilities as set forth on
Item 4.1.10 ("Liabilities") of the Disclosure Schedule hereto or in the SEC Reports filed prior to the date hereof or in the Offering Memorandum.

     IV.1.11. Taxes. Except as set forth on Item 4.1.11 ("Taxes") of the Disclosure Schedule hereto, the Company has accurately completed and filed or will file within the time prescribed by law (including extensions of time approved by the appropriate taxing authority) all tax returns and reports required to be filed on behalf of the Company and each of its Subsidiaries with the Internal Revenue Service, the State of Delaware, any other states or governmental subdivisions and all foreign countries and has paid all taxes, interest, penalties, assessments or deficiencies shown to be due (or, to the knowledge of the Company, claimed by such authority or jurisdiction to be due) on or in respect of such tax returns and reports. The Company knows of (i) no other federal, state, county, municipal or foreign taxes (or other liabilities in respect thereof) which are due and payable by the Company or any of its Subsidiaries which have not been so paid, (ii) no other material federal, state, county, municipal or foreign tax returns or reports which are required to be filed which have not been so filed, (iii) no other unpaid assessment for additional taxes or penalties for any fiscal period or any basis thereof and (iv) no material tax lien, whether imposed by any Federal, state, county, municipal or foreign taxing authority, outstanding against the assets or business of the Company or any of its Subsidiaries. The federal income tax returns of the Company and its Subsidiaries have been audited for the Company's 1991, 1992 and 1993 fiscal years and the state income tax returns of the Company and its Subsidiaries are currently being audited. Proper and accurate amounts have been withheld by the Company and its Subsidiaries from their respective employees for all periods in compliance with the tax, social security and any employment withholding provisions of applicable federal and state law, and proper and accurate federal and state returns have been filed by the Company for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes for the Company and its Subsidiaries, and the amounts shown thereon to be due and payable have been paid in full or provision therefor included on the books of the Company in accordance with and to the extent required by GAAP. The Company has not made any election under Section 341(f) of the Code.

     IV.1.12. Litigation. Except as set forth on Item 4.1.12 ("Litigation") of the Disclosure Schedule hereto, there are no actions, suits, proceedings, orders, investigations or claims pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective assets or businesses or any of their respective directors or employees, at law or in equity, before any court, arbitration panel, tribunal or governmental department, commission, board, bureau, agency or instrumentality which could have a Material Adverse Effect or which could materially adversely affect the transactions contemplated by this Agreement, the Related Documents and the Other Financing Documents.

     IV.1.13.    Insurance.  Except as set forth on Item 4.1.13
("Insurance") of the Disclosure Schedule hereto, the Company holds valid policies in full force and effect covering all of the insurance required to be maintained by it pursuant to
Section 6.2.4(g) hereof.

     IV.1.14.    Conflicts of Interest.  Except as set forth on Item
4.1.14 ("Conflict of Interest") of the Disclosure Schedule hereto, neither the Company, nor any Subsidiary, nor, to the knowledge of the Company, any of their respective officers, employees, agents or any other Person acting on behalf of the Company or any such Subsidiary has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any governmental agency or instrumentality of any government (domestic or foreign) or other Person who was, is, or may be in a position to help or hinder the business of the Company or any of its Subsidiaries (or assist in connection with any actual or proposed transaction) which (i) could reasonably be expected to subject the Company or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, could reasonably be expected to constitute a Material Adverse Effect, or (iii) if not continued in the future, could reasonably be expected to constitute a Material Adverse Effect.

     IV.1.15.    Other Relationships.  Except as set forth on Item
4.1.15 ("Other Relationships") of the Disclosure Schedule hereto, to the knowledge of the Company

          (a) the officers of the Company and its Subsidiaries have no interest (other than as non-controlling holders of securities of a publicly-traded company), either directly or indirectly, in any Person (whether as an employee, officer, director, shareholder, agent, independent contractor, security holder, creditor, consultant or otherwise) that presently (i) provides any services or designs, produces or sells any products or product lines, or engages in any activity which is the same, similar to or competitive with any activity or business in which the Company or any of its Subsidiaries is now engaged, (ii) is a supplier of, customer of, creditor of, or has an existing contractual relationship with, the Company or any of its Subsidiaries, or
     (iii) has any direct or indirect interest in any asset or property used by the Company or any of its Subsidiaries or any property, real or personal, tangible or intangible, that is necessary or desirable for the conduct of the business of the Company or any of its Subsidiaries; and

          (b) no current or former stockholder, director, officer or employee of the Company or any of its Subsidiaries, nor any Affiliate of any such Person, is at present, or has, since
     January 1, 1995, been, directly or indirectly through his affiliation with any other Person, a party to any transaction (other than as an employee) with the Company or any of its Subsidiaries providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring cash payments to any such person.

     IV.1.16. Licenses; Compliance with Laws, Other Agreements, etc. Except as set forth on Item 4.1.16 ("Licenses") of the Disclosure Schedule hereto, the Company and its Subsidiaries have all franchises, permits, licenses and other rights, including, without limitation, all Approvals (governmental and otherwise), which are necessary or required for the conduct of the business of the Company and its Subsidiaries as currently conducted and as contemplated to be conducted (pursuant to the Offering
Memorandum) (collectively, the "Licenses"), except where the failure to obtain such Licenses would not in the aggregate constitute a Material Adverse Effect. The Company knows of no basis upon which the renewal of any Licenses would be denied in the future. Each such License has been validly issued and is in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any such License, except where such violations would not in the aggregate constitute a Material Adverse Effect.

     IV.1.17. Intellectual Property Rights and Government Approvals. Except as set forth on Item 4.1.17(a) ("Intellectual Property Rights") of the Disclosure Schedule hereto, the Company and its Subsidiaries have all patents, trademarks, service marks, trade names, copyrights, rights or licenses to use the same, and any and all applications therefor (collectively, the "Intellectual Property"), necessary to permit the Company and its Subsidiaries to conduct their business as currently conducted and as contemplated to be conducted, except where the failure to own or hold any Intellectual Property would not in the aggregate constitute a Material Adverse Effect. Except as set forth on
Item 4.1.17(a) of the Disclosure Schedule hereto, neither the Company nor any of its Subsidiaries has received any formal or informal notice of infringement or other complaint that any of their operations infringe any rights under any Intellectual Property or any other proprietary rights of any other Person, nor does the Company or any of its Subsidiaries have any reason to believe that there has been any such infringement that would constitute a Material Adverse Effect. Except as set forth on
Item 4.1.17(b) ("Royalties and Other Fees") of the Disclosure Schedule hereto, no royalties, honorariums or fees are or will be payable by the Company or any of its Subsidiaries to any other Person by reason of the ownership or use by any of them of any Intellectual Property.

     IV.1.18. Investment Company Act. The Company is not, and immediately after any Closing will not be, an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act.

     IV.1.19. Brokers, etc. Except as set forth on Item 4.1.19 ("Brokers") of the Disclosure Schedule hereto, the Company has not dealt with, nor is the Company obligated to pay any fee or commission in connection with, any broker, finder or other similar Person in connection with the offer or sale of the Common Stock, Preferred Stock, the Warrants or Senior Secured Notes or any of the transactions contemplated by this Agreement, any Related Document or any Other Financing Document.

     IV.1.20. Private Sale. Except for the issuance of the Senior Secured Notes (with respect to which the Company intends to file the Exchange Offer Registration Statement (as defined in the
Offering Memorandum)), in connection with the Recapitalization, the Company has not, either directly or through any agent, offered any Common Stock, Preferred Stock, Senior Secured Notes or any other securities to, or solicited any offers to acquire any Common Stock, Preferred Stock, Senior Secured Notes or any other Interests or securities from, or otherwise approached, negotiated or communicated in respect of any Common Stock, Preferred Stock, Senior Secured Notes or any other Interests or securities with, any Person in such a manner as to require that the offer or sale of any such securities be registered pursuant to the '33 Act or any Blue Sky Laws.

     IV.1.21. Disclosure. Neither this Agreement, nor any Related Document, any Other Financing Document, the Offering Memorandum for the Senior Secured Notes, nor any of the exhibits, schedules or attachments hereto or thereto contain any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading; provided, however, that with respect to any of the financial projections included therein the Company represents and warrants only that such projections were based upon assumptions reasonably believed by the Company to be reasonable and fair as of the date the projections were prepared in the context of the Company's history and current and reasonably foreseeable business conditions.

     IV.1.22.    Contracts and Commitments.

          (a) Except as expressly contemplated by this Agreement or as set forth in the SEC Reports filed prior to the date hereof or on
     Item 4.1.22 ("Contracts and Commitments") of the Disclosure
     Schedule hereto, neither the Company nor any of its Subsidiaries is a party to any written or oral:

               (i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any contract with any labor union, or any severance agreements;

               (ii) contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $100,000 per annum or contract relating to loans to officers, directors or Affiliates;

               (iii) contract under which the Company or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $50,000;

               (iv) agreement or indenture relating to the borrowing of money or the mortgaging, pledging or otherwise placing a lien on any material asset or material group of assets of the Company or any of its Subsidiaries;

               (v) guarantee of any obligation of any Person (other than the Company or a Subsidiary) involving more than $100,000;

               (vi) lease or agreement under which the Company or any of its Subsidiaries is lessee of or holds or operates any property, real or personal, owned by any other Person, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $100,000;

               (vii) lease or agreement under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company or any of its Subsidiaries, except for any lease under which the aggregate annual rental payments do not exceed $100,000;

               (viii) contract or group of related contracts with the same party or group of Affiliated parties the performance of which involves a consideration in excess of $100,000;

               (ix) assignment or license agreement with respect to any intangible property (including, without limitation, any Intellectual Property);

               (x) warranty agreement with respect to its services rendered or its products sold or leased;

               (xi) agreement under which it has granted any Person any registration rights or similar rights (including piggyback rights) or co-sale or similar rights in respect of any securities of the Company or any of its Subsidiaries;

               (xii) sales, distribution or franchise agreement involving more than $100,000 per annum;

               (xiii) agreement with a term of more than six months involving more than $100,000 per annum which is not terminable by the Company or any Subsidiary upon less than 30 days' notice without penalty;

               (xiv) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world;

               (xv) contract, agreement or other arrangement (including, without limitation, any stockholders or voting agreement, voting trust or similar arrangement with respect to any securities of the Company or any of its Subsidiaries) with any officer, director, employee, holder of securities or Affiliate, or any Affiliate of any officer, director, employee or holder of such securities; or

               (xvi) any other agreement which is material to its operations and business prospects or involves a consideration in excess of $100,000 annually.

          (b) Except as set forth on Item 4.1.22 ("Contracts and Commitments") of the Disclosure Schedule hereto, all of the contracts, agreements and instruments set forth on such Disclosure Schedule are valid, binding and enforceable against the Company or one or more of its Subsidiaries, as the case may be, in accordance with their respective terms, all obligations required to be performed by the Company or any such Subsidiary, as the case may be, under such contracts, agreements and instruments have been so performed, and neither the Company nor any such Subsidiary is in default under or in breach of, nor in receipt of any claim of default or breach under, any such contract, agreement or instrument to which it is subject, except where the failure to perform such obligations or such defaults or breaches would not in the aggregate constitute a Material Adverse Effect. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance under any such contract, agreement or instrument, except where such defaults, breaches or events of noncompliance would not in the aggregate constitute a Material Adverse Effect; the Company has no present expectation or intention that either it or any of its Subsidiaries, as the case may be, will not fully perform all such obligations; the Company has no knowledge of any breach or anticipated breach by the other parties to any such contract or commitment; and neither the Company nor any of its Subsidiaries is a party to any contract requiring it to purchase or sell goods or services or lease property above or below (as the case may be) prevailing market prices and rates.

     IV.1.23. Customers and Suppliers. Set forth on Item 4.1.23 ("Customers and Suppliers") of the Disclosure Schedule hereto is a list of the ten largest customers of the Company and its Subsidiaries for each of the two most recent fiscal years, and set forth opposite the name of each such customer is the percentage of consolidated net sales attributable to such customer. Such Disclosure Schedule also lists any additional current customers which the Company anticipates may be among the ten largest customers for the current fiscal year. Since the date of the Balance Sheet, no material supplier of the Company or any of its Subsidiaries has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Company or any such Subsidiary, and, except as set forth in Item 4.1.23 of the Disclosure Schedule, no customer listed on the aforementioned Disclosure Schedule has indicated that it shall stop, or materially decrease the rate of, buying materials, products or services from the Company or any such Subsidiary.

     IV.1.24.    Employee Matters and Benefits.

     (a) General. Except as set forth in the SEC Reports filed prior to the date hereof or on Item 4.1.24 ("Employee Benefit Plans") of the Disclosure Schedule hereto, neither the Company nor any of its Subsidiaries is a party to, participates in or has any liability (contingent or otherwise) with respect to:

          (i) any "employee welfare benefit plan" or "employee pension benefit plan" (as those terms are respectively defined in sections 3(1) and 3(2) of ERISA), other than a "multiemployer plan" (as defined in section 3(37) of ERISA);

          (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan (as defined in section 3(3) of ERISA); or

          (iii) any contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $100,000 per annum.

     (b) Plan Documents and Reports. A true and correct copy of each of the plans, arrangements, and agreements listed on
Item 4.1.24 ("Employee Benefit Plans") of the Disclosure Schedule hereto (referred to hereinafter as "Employee Benefit Plans"), and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, each as in effect on the date hereof, has been made available to the Purchasers. In the case of any Employee Benefit Plan which is not in written form, an accurate description of such Employee Benefit Plan as in effect on the date hereof has been made available to the Purchasers. A true and correct copy of the most recent annual report, actuarial report, accountant's opinion of the plan's financial statements, summary plan description and Internal Revenue Service determination letter with respect to each Employee Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Employee Benefit Plan has been made available to the Purchasers, and there have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports so made available.

     (c)    Compliance with Laws; Liabilities.  Except as set forth in
Item 4.1.24 ("Employee Benefit Plans") of the Disclosure Schedule hereto and except for cases that would not in the aggregate constitute a Material Adverse Effect (it being understood that for the purposes of this Section 4.1.24 only, Material Adverse
Effect shall not exclude any unfunded liabilities under any Employee Benefit Plans), as to all Employee Benefit Plans:

          (i) All Employee Benefit Plans comply and have been administered in form and in operation in all material respects with all applicable requirements of law, and no event has occurred which will or could reasonably be expected to cause any such Employee Benefit Plan to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance.

          (ii) All Employee Benefit Plans which are employee pension benefit plans comply in form and in operation with all applicable requirements of sections 401(a) and 501(a) of the Code; there have been no amendments to such plans which are not the subject of a favorable determination letter issued with respect thereto by the Internal Revenue Service; and, to the knowledge of the Company, no event has occurred which will or could reasonably be expected to give rise to disqualification of any such plan under such sections or to a tax under section 511 of the Code.

          (iii) None of the assets of any Employee Benefit Plan that is qualified under sections 401(a) and 501(a) of the Code is invested in employer securities or employer real property.

          (iv) There have been no "prohibited transactions" (as described in section 406 of ERISA or section 4975 of the
     Code) with respect to any Employee Benefit Plan and neither the Company nor any Subsidiary has engaged in any prohibited transaction.

          (v) There have been no acts or omissions which have given rise to or could reasonably be expected to give rise to fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47 or 68 of the Code for which the Company or any Subsidiary may be liable.

          (vi)  None of the payments contemplated by the Employee
     Benefit Plans would, in the aggregate, constitute excess parachute payments (as defined in section 280G of the Code
     (without regard to subsection (b)(4) thereof)).

          (vii) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Company's knowledge, threatened involving any Employee Benefit Plan or the assets thereof and, to the knowledge of the Company, no facts exist which could reasonably be expected to give rise to any such actions, suits or claims (other than routine claims for benefits).

          (viii) No Employee Benefit Plan is subject to Title IV of ERISA.

          (ix) Each Employee Benefit Plan which constitutes a "group health plan" (as defined in section 607(1) of ERISA or section 4980B(g)(2) of the Code), including any plans of current and former affiliates which must be taken into account under sections 4980B and 414(t) of the Code or section 601 of ERISA, has been operated in compliance with applicable law, including coverage requirements of section 4980B of the Code and section 601 of ERISA to the extent such requirements are applicable.

          (x) Neither the Company nor any Subsidiary has any liability or contingent liability for providing, under any Employee Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code.

          (xi) Actuarially adequate accruals for all obligations under the Employee Benefit Plans are reflected in the financial statements of the Company and such obligations include a pro rata amount of the contributions and the Pension Benefit Guaranty Corporation premiums which would otherwise have been made in accordance with past practices and applicable law for the plan years which include the Closing Date.

          (xii) There has been no act or omission that would impair the ability of the Company and its Subsidiaries (or any successor thereto) to unilaterally amend or terminate any Employee Benefit Plan.

     (d)       Multiemployer Plans.  Neither the Company nor any
Subsidiary contributes to, has contributed to, or has any liability or contingent liability with respect to a multiemployer plan.

     IV.1.25.    Environmental Matters.  Except as disclosed on
Item 4.1.25 ("Environmental Matters") of the Disclosure Schedule hereto and the Environmental Report and except for cases that would not in the aggregate constitute a Material Adverse Effect:

          (a) the business, operations and facilities (whether owned or leased) of the Company and its Subsidiaries, and all existing uses of and activities on or at any of the properties or facilities (whether owned or leased) of the Company and its Subsidiaries, are, to the Company's knowledge, in material compliance with all Environmental Laws in effect as of the date hereof, and no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of or give rise to any Lien under any Environmental Law; provided, however, that, with respect to any property or facility which is leased by the Company or any of its Subsidiaries, if the lessor of such leased property or facility has leased a portion thereof to a Person other than the Company or any of its Subsidiaries, the Company makes no representation or warranty under this clause (a) as to such other Person or other leased portion;

          (b) the Company and its Subsidiaries are in possession of all Environmental Permits necessary or desirable for the conduct or operation of its business (or any part thereof), and are in material compliance with all of the requirements, conditions and limitations included in such Environmental Permits;

          (c) to the Company's knowledge, there is no, and the Company and its Subsidiaries have not used or stored any, Hazardous
     Material in, on, or at any of the properties or facilities now owned or leased by the Company or its Subsidiaries except for inventories of substances which are used or are to be used in the ordinary course of business (which inventories have been stored, used and disposed of in accordance with all applicable
     Environmental Laws and Environmental Permits, including all so-called "Right To Know Laws");

          (d) the Company and its Subsidiaries have not received any notice, whether formal or informal, from any Governmental Authority or any other Person that any past or present aspect of the business, operations or facilities (whether owned or leased) of the Company or its Subsidiaries is in violation of any Environmental Law or Environmental Permit, or that the Company or its Subsidiaries is responsible or liable (or potentially responsible or liable) for the investigation, cleanup or remediation of any Hazardous Materials at any location;

          (e) the Company and its Subsidiaries have not at any time deposited or incorporated any Hazardous Material into, on, beneath, or adjacent to any property except in compliance in all material respects with all applicable Environmental Laws and in a manner which does not create any liability under Environmental Law;

          (f) the Company and its Subsidiaries are not the subject of any litigation or proceedings in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties, or other potential liability with respect to violations of or liability under any Environmental Law;

          (g) the Company and its Subsidiaries timely filed all reports and notifications required to be filed with respect to all of their operations, properties and facilities (whether owned or leased) and have generated and maintained all required records and data under all applicable Environmental Laws;

          (h) neither the Company, its Subsidiaries nor, to the knowledge of the Company, any predecessor thereof has transported or arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA or on any similar state list; and

          (i) no condition exists or, to the knowledge of the Company, existed in the past or event has occurred, with respect to any property that is currently or was at any time owned or leased by the Company or its Subsidiaries, or, to the knowledge of the Company, any predecessor to the Company or its Subsidiaries that is likely, with or without notice, passage of time or both, to give rise to any present or future liability of the Company or its Subsidiaries pursuant to any Environmental Law.

     IV.1.26. Small Business Concern. To the best of its knowledge, the Company is a "Small Concern" as defined in
Section 121.301 of Title 13 of the Code of Federal Regulations. When executed and delivered by the Company at the Closing, the Size Status Declaration on SBA Form 480 and Assurance of Compliance on SBA Form 652, and the information relating to the Company set forth in Part A of the Portfolio Financing Report on SBA Form 1031, shall be true and correct to the best of the Company's knowledge.

     IV.1.27. Title to Properties. Except as disclosed in the SEC Reports filed prior to the date hereof or on Item 4.1.27 ("Title to Properties") of the Disclosure Schedule hereto, the Company and its Subsidiaries have, and on the Closing Date will have, good (and, with respect to real property, marketable) title to, and are, and on the Closing Date will be, the lawful owner of,
(a) all of the tangible and intangible assets, properties and rights used in connection with the business of the Company and its Subsidiaries (except for those assets, properties and rights that the Company leases or otherwise has the right to use or as to which the failure to own or possess title would not reasonably be expected to have a Material Adverse Effect) and (b) all of the tangible and intangible assets, properties and rights reflected as owned by the Company and its Subsidiaries in the Financial Statements or the SEC Reports filed prior to the date hereof or
Item 4.1.28 ("Assets") of the Disclosure Schedule hereto or Item
4.1.29 ("Real Property") of the Disclosure Schedule hereto (other than assets leased under the leases set forth in Item 4.1.28 ("Assets") of the Disclosure Schedule hereto or Item 4.1.29
("Real Property") of the Disclosure Schedule hereto and assets disposed of in the ordinary course of business since the date of such Financial Statements or the most recently filed SEC Report).

     IV.1.28. Condition and Sufficiency of Assets. Except as disclosed on Item 4.1.28 ("Assets") of the Disclosure Schedule hereto, all of the tangible assets and properties of the Company and its Subsidiaries, whether real or personal, owned or leased, are in generally good operating condition and repair (with the exception of normal wear and tear), and are free from defects (other than such minor defects as do not either interfere with the intended use thereof in the conduct of normal operations), except where the failure to conform to such condition would not in the aggregate constitute a Material Adverse Effect. Immediately after the Closing Date, the Company and its Subsidiaries shall own or have the right to use all the assets, properties, rights, know-how, key personnel, processes and ability which are required for or currently used in connection with the operation of their business as presently conducted, except where the failure to have a right to use or own any thereof would not have a Material Adverse Effect.

     IV.1.29. Real Property. Item 4.1.29 ("Real Property") of the Disclosure Schedule hereto contains an accurate and complete list, as of the date of this Agreement, of all fee interests in real property and buildings and structures of the Company and its Subsidiaries. The Company and its Subsidiaries have good and indefeasible title in fee simple to all of the real property and buildings specified as owned by them in such Item 4.1.29 ("Real Property") of the Disclosure Schedule hereto, and have such title in all such listed real property and buildings as is required for the conduct of the business of the Company and its Subsidiaries, as presently conducted, in each case free and clear of all encumbrances, except:

          (A) Liens for taxes, easements or governmental charges or levies if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith by appropriate proceedings and are not material to the Company or its Subsidiaries; and

          (B) such imperfections of title, if any, as do not individually or in the aggregate materially detract from the value or marketability of such real property as presently used or materially interfere with such real property's present, or to the knowledge of the Company, proposed use, or that in the aggregate would have a Material Adverse Effect.

Except as set forth in Item 4.1.29 ("Real Property") of the Disclosure Schedule hereto, all of the buildings and structures to the extent owned by the Company or its Subsidiaries are in good operating condition and repair, suitable for the purposes for which they are being used and each has adequate rights of ingress and egress for the operation of the business of the Company and its Subsidiaries in the ordinary course of business. To the Company's knowledge, no building or structure to the extent owned by the Company or its Subsidiaries, or any appurtenance thereto or equipment therein, or the operation or maintenance thereof, violates any restrictive covenants or any provisions of any federal, state, local or foreign law, ordinance or zoning regulation, or encroaches on any property owned by others, except to the extent any such violation or encroachment would not (i) materially interfere with the use or adversely affect the value of such building, structure or appurtenance or
(ii) have a Materially Adverse Effect. No condemnation proceeding is pending or, to the knowledge of the Company, threatened with respect to any of the real property listed in
Item 4.1.29 ("Real Property") of the Disclosure Schedule hereto nor, to the knowledge of the Company, is any change in any of the foregoing laws, ordinances or regulations pending or threatened, which proceeding or change could reasonably be expected to materially interfere with the use or materially adversely affect the value of any of the real property listed in Item 4.1.29 ("Real Property") of the Disclosure Schedule hereto.

     IV.2. Representations and Warranties of Mergerco. Mergerco represents and warrants to the Purchasers, as of the Closing
Date, as follows:

     IV.2.1. Corporate Existence. Mergerco is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction set forth for such corporation, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or use of its assets or properties, or the conduct or nature of its business, makes such qualification necessary, except where the failure to so qualify would not constitute a Material Adverse
Effect. Mergerco has all requisite corporate power and authority to conduct its business and own its properties as now conducted and owned. The copies of the Restated Certificate of Incorporation and By-Laws of Mergerco previously made available to the Purchasers are true and correct.

     IV.2.2. Power and Authority. Mergerco has all requisite corporate power and authority, and has taken all required corporate and other action necessary, to execute, deliver and perform this Agreement, all Related Documents and all Other Financing Documents to which it is a party, and to issue and sell the Common Stock, the Preferred Stock and the Warrants as provided herein and therein. None of the foregoing actions will
(i) violate any provision of Mergerco's By-laws or Restated Certificate of Incorporation, (ii) result in the breach of or constitute a default under any contract, agreement or instrument to which Mergerco is a party or by which it is bound,
(iii) result in the creation or imposition of any lien, claim or encumbrance on any asset of Mergerco, (iv) give any Person rights to terminate any contracts or agreements with Mergerco or otherwise to exercise rights against Mergerco or (v) violate any Approval or any order, writ, judgment, injunction, decree, statute, rule or regulation of any court, tribunal or governmental entity applicable to or bearing upon Mergerco or its assets or business; except, in the case of each of clauses (ii),
(iii), (iv) and (v) above, for occurrences that would not in the aggregate constitute a Material Adverse Effect.

     IV.2.3. Enforceability, etc. Each of this Agreement, each of the Related Documents and each of the Other Financing Documents to which it is a party has been duly executed and delivered by Mergerco and constitutes the legal, valid and binding obligation of Mergerco enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

     IV.2.4. Consents, Approvals and Non-Contravention. Neither the execution, delivery and performance by Mergerco of this Agreement, any Related Documents or any of the Other Financing
Documents to which it is a party, nor the consummation by Mergerco of any transaction related hereto or thereto, nor the issuance, sale or delivery of the Common Stock, the Preferred
Stock or Warrants will:

          (a) require any Approval, except where the failure to obtain an Approval would not in the aggregate constitute a Material
     Adverse Effect;

          (b) violate any contract, agreement, instrument or other arrangement to which Mergerco is a party or by which it is bound, except where such violation would not in the aggregate constitute a Material Adverse Effect;

          (c) violate any order, writ, judgment, injunction, decree, statute, law, rule or regulation of any court, tribunal or governmental entity or authority applicable to or bearing upon Mergerco, or any of its assets or business, except where such violation would not in the aggregate constitute a Material
     Adverse Effect; or

          (d) violate any of Mergerco's Licenses, except where such violation would not in the aggregate constitute a Material
     Adverse Effect.

     IV.2.5. No Activities. Mergerco has not carried on any trade or business activities and has not acquired any assets or rights or incurred any indebtedness, commitments or other liabilities
(contingent or otherwise) except those pursuant to this Agreement, any Related Documents or Other Financing Documents to which it is a party.

     IV.2.6. Capitalization. Schedule IV hereto sets forth a true and complete statement of the capitalization of Mergerco immediately prior to the Merger and after giving effect to the issuance and sale by Mergerco of the Common Stock, Preferred
Stock and Warrants. Except as set forth on said Schedule IV, Mergerco has not issued any Interests, nor are any Interests (or any rights to acquire or purchase any Interests) outstanding.
The Common Stock, Preferred Stock and Warrants to be delivered to the Purchasers and Preferred Stock Purchasers, as applicable, by Mergerco will be delivered in accordance with the terms hereof and the Preferred Stock Purchase Agreement, and upon such delivery, will be duly authorized, validly issued, fully paid and non-assessable and will be delivered to the Purchasers and Preferred Stock Purchasers, as applicable, free and clear of any liens, encumbrances, preemptive rights, escrows, options, rights of first refusal or other agreements, arrangements, commitments, understandings or obligations, whether written or oral, or any other restrictions affecting rights and other incidents of record and beneficial ownership, other than (a) as set forth herein, in the Related Documents or the Other Financing Documents and
(b) restrictions on transferability imposed generally under the '33 Act and under the Blue Sky Laws. The issuance and delivery of the Common Stock, Preferred Stock and Warrants to the Purchasers and Preferred Stock Purchasers, as applicable, are exempt from the registration requirements of the '33 Act and the Blue Sky Laws or have been qualified as may be necessary.

     IV.3. Representations and Warranties of the Selling Shareholders. Each Selling Shareholder severally (and not jointly) represents and warrants to the Purchasers, as of the date hereof and the Closing Date (except to the extent any of the following representations or warranties specifically apply or relate to a prior date, in which event such Selling Shareholder represents and warrants such representations and warranties to be true and correct as of such prior date), as follows:

     IV.3.1. Existence. Such Selling Shareholder, if not a natural Person, is an entity duly organized, validly existing and in good standing under the laws of its state of organization and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or use of its assets or properties, or the conduct or nature of its business, makes such qualification necessary, except where the failure to so qualify would not constitute a Material Adverse Effect. Such Selling Shareholder, if not a natural Person, has all requisite power and authority to conduct its business and own its properties as now conducted and owned.

     IV.3.2. Power and Authority. Such Selling Shareholder, if not a natural Person, has all requisite organizational power and authority, and has taken all required organizational and other action necessary, to execute, deliver and perform this Agreement, all Related Documents, all Other Financing Documents to which such Selling Shareholder is a party and to exchange any Rollover Stock being exchanged by such Selling Shareholder, as herein provided. Such Selling Shareholder, if a natural Person, is of legal capacity and age to duly execute, deliver and perform this Agreement, all Related Documents, all Other Financing Documents to which such Selling Shareholder is a party and to exchange any Rollover Stock being exchanged by such Selling Shareholder, as contemplated herein. None of the foregoing actions will (i) violate any provision of such Selling Shareholder's (if not a natural Person) organizational or charter documents, (ii) result in the breach of or constitute a default under any contract, agreement or instrument to which such Selling Shareholder is a party or by which it is bound, (iii) result in the creation or imposition of any lien, claim or encumbrance on any asset of such Selling Shareholder, (iv) give any Person rights to terminate any contracts or agreements with such Selling Shareholder or otherwise to exercise rights against such Selling Shareholder or
(v) violate any Approval or any order, writ, judgment, injunction, decree, statute, rule or regulation of any court, tribunal or governmental entity applicable to or bearing upon such Selling Shareholder or any such Selling Shareholder's assets or business, except for occurrences that would not have a Material Adverse Effect.

     IV.3.3. Enforceability, etc. This Agreement, each of the Related Documents and each of the Other Financing Documents to which such Selling Shareholder is a party has been duly executed and delivered by such Selling Shareholder and constitutes the legal, valid and binding obligation of such Selling Shareholder enforceable against such Selling Shareholder in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

     IV.3.4. Title, etc. Such Selling Shareholder has good and marketable title to all the shares of Merger Stock and Old
Private Warrants (as reflected on Schedule II hereto) owned by such Selling Shareholder, free and clear of all liens, encumbrances, equities, security interests, preemptive rights, escrows, options, rights of first refusal or other agreements, arrangements, commitments, understandings or obligations, whether written or oral, or any other restrictions affecting rights and other incidents of record and beneficial ownership, and claims whatsoever, with full right and authority to exercise any voting rights applicable to such stock.


                         ARTICLE V
                REPRESENTATIONS AND WARRANTIES
                       OF THE PURCHASERS

     V.1. Representations and Warranties of the Purchasers. Each of the Purchasers severally (and not jointly) represents and warrants to the Company, as of the date hereof and the Closing
Date, as follows:

     V.1.1. Power and Authority. Such Purchaser has full power and authority and, if not an individual Purchaser, has taken all required corporate (or trust or partnership, as the case may be) and other action necessary to permit it to execute and deliver this Agreement, the Related Documents, the Other Financing
Documents and each other document or instrument related hereto or thereto that such Purchaser is a party to, and to carry out the terms hereof and thereof. None of the foregoing actions will
(i) violate any provision of such Purchaser's by-laws, charter or other similar organic documents, if applicable, (ii) result in the breach of or constitute a default under any contract, agreement or instrument to which such Purchaser is a party or by which it is bound or (iii) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court, tribunal or governmental entity or authority applicable to or bearing upon such Purchaser or any of its assets or business, except for any such occurrences that would not constitute a Material Adverse Effect.

     V.1.2. Enforceability, etc. This Agreement and each of the Related Documents to which such Purchaser is a party has been duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

     V.1.3. Purchase for Investment. Such Purchaser is purchasing the Common Stock for its own account and with no present view to distribution thereof, except for transfers permitted hereunder. Such Purchaser understands that the Common Stock must be held indefinitely unless it is registered under the '33 Act or an exemption from such registration becomes available, and that the Common Stock may only be transferred as provided in this Agreement and the Related Documents and will bear a legend to such effect.

     V.1.4. Financial Matters. Such Purchaser represents and warrants to the Company that it understands that the purchase of the Common Stock involves substantial risk and that such Purchaser's financial condition and investments are such that it is in a financial position to hold the Common Stock for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, its investment in the Common Stock. Such Purchaser represents that it is an "accredited investor" as that term is defined in Regulation D promulgated under the '33 Act, and that such Purchaser is a sophisticated investor, capable of evaluating the merits and risks of investing in the Company.

     V.1.5. Adequate Access to Personnel and Materials. During the negotiation of the transactions contemplated herein, such Purchaser and its representatives have been afforded full and free access to the Company's corporate books, financial statements and records, have been afforded an opportunity to ask such questions of the Company's officers and employees concerning the Company's business, operations, financial condition, assets, liabilities and other relevant matters, and have been given all such information as has been requested, in order to evaluate the merits and risks of the prospective investment contemplated herein.

     V.1.6. Brokers, etc. Such Purchaser has not dealt with any broker, finder or other similar Person in connection with the offer or sale of the Common Stock or any of the transactions contemplated by this Agreement as a result of which the Company or any Selling Shareholder would be obligated to pay any fee or commission.


                         ARTICLE VI
                         COVENANTS

     VI.1.       Pre-Closing Date Covenants of the Company.  The
Company covenants and agrees that, at all times prior to the Closing Date, it shall perform, observe and comply with the covenants set forth in this Section 6.1.

     VI.1.1. Access and Investigation. Upon reasonable notice, and provided the Purchasers and their advisors (collectively, "Purchasers' Advisors") shall maintain the confidentiality of all information to which they have access, the Company will, and will cause each of its Subsidiaries to, (a) afford the Purchasers and the Purchasers' Advisors full and free access, during normal business hours without disruption to the normal day-to-day operation of the business, to the personnel, properties
(including subsurface testing), contracts, books and records and other documents and data of the Company and its Subsidiaries, (b) furnish the Purchasers and the Purchasers' Advisors with copies of all such contracts, books and records and other existing documents and data as the Purchasers may reasonably request, and
(c) furnish the Purchasers and the Purchasers' Advisors with such additional financial, operating and other data and information as the Purchasers may reasonably request.

     VI.1.2. Operation of the Businesses of the Company and its Subsidiaries. The Company will, and will cause each of its Subsidiaries to, (a) conduct their respective businesses only in the ordinary course of business, (b) use all commercially reasonable efforts to preserve intact the current business organization of the Company and its Subsidiaries, keep available the services of the current officers, employees and agents of the Company and each of its Subsidiaries, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company and its Subsidiaries, (c) confer with CVCA (on behalf of the Purchasers) concerning operational matters of a material nature, (d) otherwise operate and conduct the businesses of the Company and its Subsidiaries in a manner so as not to cause any of the Company's representations or warranties set forth in
Section 4.1 to be false or incorrect in any material respect on the Closing Date, and (e) upon reasonable request, otherwise report periodically to the Purchasers concerning the status of the business, operations and finances of the Company and its Subsidiary.

     VI.1.3. Negative Covenant. Except as otherwise expressly permitted by this Agreement, the Company will not, and will cause each of its Subsidiaries not to, without the prior consent of a majority-in-interest of the Purchasers take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 4.1.9 could reasonably be expected to occur.

     VI.1.4. Required Approvals. As promptly as practicable after the date of this Agreement, the Company will make all filings required to be made by it in order to consummate the transactions contemplated hereby and by the Related Documents and Other
Financing Documents (including all filings under the HSR Act).
The Company will (a) cooperate with the Purchasers with respect to all filings that the Purchasers elect to make or are required to make in connection with the transactions contemplated hereby and by the Related Documents and Other Financing Documents, and
(b) cooperate with the Purchasers in obtaining all consents identified on Schedule V hereof (including taking all actions reasonably requested by any Purchaser that has made a filing pursuant to the HSR Act in connection with the transactions contemplated hereby to cause early termination of any applicable waiting period under the HSR Act).

     VI.1.5. Notification. The Company will promptly notify the Purchasers and the Selling Shareholders in writing if the Company becomes aware of any fact or condition that causes or constitutes a breach of any of the Company's representations and warranties as of the date of this Agreement, or if the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. The Company will promptly notify the Purchasers and the Selling Shareholders of the occurrence of any breach of any covenant of the Company in this Article VI or of the occurrence of any event that may make the satisfaction of the conditions in Article III impossible or unlikely.

     VI.1.6. No Solicitation. Until such time, if any, as this Agreement is terminated pursuant to Section 7.1, neither any Selling Shareholder nor the Company shall, nor shall the Company permit any of its Subsidiaries to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, any Person (other than the Purchasers) relating to any transaction involving, directly or indirectly, the sale of the business or assets (other than in the ordinary course of business) of the Company or any of its Subsidiaries, or any of the capital stock of any the Company or any of its Subsidiaries, or any merger, consolidation, business combination, or similar transaction involving the Company or any of its Subsidiaries (collectively, a "Competing Offer"). Promptly, but in any event within one business day of receiving any Competing Offer, the Company or Selling Shareholder shall notify CVCA thereof, together with all relevant information as to the Person or Persons making such Competing Offer and the proposed terms thereof. Notwithstanding anything to the contrary contained in this Section, nothing shall prevent or restrict the Company (or the Board of Directors of the Company) from fulfilling its (or their) fiduciary responsibilities with respect to a Competing Offer; provided, however, that, in the event the Company or the Selling Shareholders receive an unsolicited Competing Offer which it (or they) decide to accept, the Company agrees that it will not permit such Competing Offer to be consummated until and unless adequate provision has been made with respect to compliance with the payment and reimbursement obligations set forth in Section 7.1(a)(v) below.

     VI.1.7. Best Efforts. The Company will use all commercially reasonable best efforts to cause the conditions in Article III to be satisfied.

     VI.2.       Post-Closing Date Covenants of the Company.  The
Company covenants and agrees that, at all times from the Closing
Date until the Common Stock ceases to constitute Restricted
Securities, it shall perform, observe and comply with the covenants set forth in this Section 6.2.

     VI.2.1. Use of Proceeds. The Company shall use the proceeds of the sale of the Common Stock, Preferred Stock, Warrants and Senior Secured Notes only for the purposes described in Section
2.6 hereof.

     VI.2.2. Inspection of Property. Provided such Persons having access shall maintain the confidentiality of the information to which they have access, the Company shall permit any representatives designated by any Purchaser or any Qualified
Holder, upon reasonable notice and during normal business hours, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of the Company and its Subsidiaries with the officers, key employees and independent accountants of the Company and its Subsidiaries.

     VI.2.3. Compliance with Agreements. The Company shall perform, observe and comply, in all material respects, with all agreements, covenants and other obligations set forth herein, in the Related Documents, the Other Financing Documents, the Amended and Restated Certificate of Incorporation, By-laws and each other agreement, document or instrument related thereto by which the Company is bound.

     VI.2.4. Affirmative Covenants. The Company shall, and shall cause each Subsidiary to:

          (a) use all commercially reasonable efforts to cause to be done all things necessary to maintain, preserve and renew its corporate existence, all material Licenses, Approvals, authorizations and permits necessary to the conduct of its business, except where the failure to do so will not have a Material Adverse Effect;

          (b) maintain and keep its properties in good repair, working order and condition, and from time to time make all necessary repairs, renewals and replacements, so that its businesses may be properly conducted at all times;

          (c) pay and discharge when payable all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all claims for labor, materials or supplies to the extent to which the failure to pay or discharge such obligations would reasonably be expected to have a material adverse effect upon the financial condition of the Company and its Subsidiaries, taken as a whole, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on its books with respect thereto;

          (d) comply with all other material obligations which it incurs pursuant to any contract or agreement as such obligations become due to the extent to which the failure to so comply would reasonably be expected to have a material adverse effect upon the financial condition of the Company and its Subsidiaries, taken as a whole, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on its books with respect thereto;

          (e) comply in all material respects with all applicable laws, rules and regulations of all governmental authorities, the violation of which would reasonably be expected to have a material adverse effect upon the financial condition of the Company and its Subsidiaries taken as a whole;

          (f) maintain proper books of record and account which fairly present its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP, consistently applied; and

          (g) maintain in full force and effect a policy or policies of standard comprehensive general liability insurance underwritten by a U.S. insurance company insuring its properties and business against such losses and risks, and in such amounts, as are adequate for its business and as are customarily carried by entities of similar size engaged in the same or similar business (such policies shall include property loss insurance policies, with extended coverage, sufficient in amount to allow the replacement of any of its tangible properties which might be damaged or destroyed by the risks or perils normally covered by such policies).

     VI.2.5.     SBIC Regulatory Provisions.

          (a) The Company shall notify each Holder which is a licensed small business investment company (a "SBIC Holder") as soon as practicable (and, in any event, not later than 15 days) prior to taking any action after which the number of record holders of the Company's voting stock would be increased from fewer than 50 to 50 or more, and the Company shall notify each SBIC Holder of any other action or occurrence after which the number of record holders of the Company's voting stock was increased (or would increase) from fewer than 50 to 50 or more, as soon as practicable after the Company becomes aware that such other action or occurrence has occurred or is proposed to occur.

          (b) Within 75 days after the Closing, the Company shall deliver to each SBIC Holder a written statement certified by the Company's president or chief financial officer describing in reasonable detail the use of the proceeds of the sale of Common Stock hereunder by the Company and its Subsidiaries. In addition to any other rights granted hereunder, the Company shall grant each SBIC Holder and the United States Small Business Administration (the "SBA") access to the Company's records for the purpose of verifying the use of such proceeds to the extent required pursuant to SBIC Regulations.

          (c) Upon the occurrence of a Regulatory Violation or in the event that any SBIC Holder determines in its reasonable good faith judgment that a Regulatory Violation has occurred, in addition to any other rights and remedies to which it may be entitled as a holder of Common Stock (whether under this Agreement, the Amended and Restated Certificate of Incorporation or otherwise), each SBIC Holder shall, subject to the provisions of the Senior Secured Note Indenture, have the right, after making all commercially reasonable efforts to transfer its Common Stock to any Permitted Transferee or to the extent an Event of Non-Compliance has not occurred and is not then continuing, with the consent of the Company (which consent shall not be unreasonably delayed or withheld), any other transferee, to demand the immediate repurchase of all of the outstanding shares of Common Stock owned by such SBIC Holder at a price per share equal to the purchase price paid for such Common Stock hereunder, plus all accrued but unpaid dividends (whether or not declared) thereon, by delivering written notice of such demand to the Company. The Company shall pay the purchase price for such Common Stock by a cashier's or certified check or by wire transfer of immediately available funds to each SBIC Holder demanding repurchase within 45 days after the Company's receipt of the demand notice, and upon such payment, each such SBIC
     Holder shall deliver the certificates evidencing the Common Stock or to be repurchased duly endorsed for transfer or accompanied by duly executed forms of assignment.

          (d) Promptly after the end of each fiscal year (but in any event prior to February 28 of each year), the Company shall deliver to each SBIC Holder a written assessment of the economic impact of each SBIC Holder's investment in the Company, specifying the full-time equivalent jobs created or retained in connection with the investment, the impact of the investment on the revenues and profits of the business and on taxes paid by the business and its employees.

          (e) For purposes of this Agreement, "Regulatory Violation" means, with respect to any SBIC Holder providing Financing under this Agreement, a change in the principal business activity of the Company and its Subsidiaries to an ineligible business activity (within the meaning of the SBIC Regulations as in effect on the date hereof) if such change occurs within one year after the Closing Date hereunder and either (x) the Company shall not have obtained the prior written consent of such SBIC Holder to such change or (y) such SBIC Holder shall have requested the SBA's approval of such SBIC Holder's retention of its investment in the Company (as contemplated by Section 107.760(b) of the SBIC Regulations) and the SBA shall have denied such request. "SBIC Regulations" means the Small Business Investment Act of 1958 and the regulations issued thereunder as set forth in 13 CFR 107 and 121, as amended. "Financing" shall have the meaning set forth in the SBIC Regulations.

     VI.2.6.     Regulatory Compliance Cooperation.

          (a) In the event that any SBIC Holder determines that it has a Regulatory Problem (as defined below), to the extent reasonably necessary, such SBIC Holder shall have the right to transfer its Common Stock to any (x) Affiliate or (y) to the extent an Event of Non-Compliance has not occurred and is not then continuing, with the consent of the Company (which consent shall not be unreasonably delayed or withheld), an unaffiliated third party without regard to any restrictions on transfer set forth in this Agreement or the Related Documents other than federal and state securities law restrictions (provided that the transferee agrees to acquire and assume the rights and obligations of such SBIC
     Holder under this Agreement), and the Company shall take all such actions as are reasonably requested by such SBIC Holder in order to (i) effectuate and facilitate such transfer by such SBIC
     Holder of any securities of the Company then held by such SBIC
     Holder to such Person, (ii) permit such SBIC Holder (or any of its Affiliates) to exchange all or any portion of voting Common
     Stock then held by it on a share-for-share basis for shares of a class of nonvoting Common Stock of the Company, which nonvoting
     Common Stock shall be identical in all respects to such voting
     Common Stock, except that such non-voting Common Stock shall be nonvoting and shall be convertible into voting Common Stock on such terms as are requested by such SBIC Holder in light of regulatory considerations then prevailing, (iii) continue and preserve the respective allocation of the voting interests with respect to the Company arising out of the SBIC's ownership of voting securities and/or provided for in the Stockholders
     Agreement before the transfers and amendments referred to above (including entering into such additional agreements as are reasonably requested by such SBIC Holder to permit any Person(s) designated by such SBIC Holder to exercise any voting power which is relinquished by such SBIC Holder and (iv) amend this Agreement, the Amended and Restated Certificate of Incorporation, and any other related documents, agreements or instruments to effectuate and reflect the foregoing. The parties to this Agreement agree to vote their securities in favor of such amendments and actions.

          (b) For purposes of this Agreement, a "Regulatory Problem" means any set of facts or circumstances wherein it has been asserted by any governmental regulatory agency (or any SBIC
     Holder reasonably believes in good faith that there is a substantial risk of such assertion) that such SBIC Holder and its Affiliates are not entitled to hold, or exercise any significant right with respect to, the Common Stock.

     VI.2.7. Further Assurances. The Company will use its commercially reasonable efforts to cure promptly any defects in the creation and issuance of the Common Stock, and in the execution and delivery of this Agreement. The Company, at its expense, will promptly execute and deliver to each Purchaser upon reasonable request all such other and further documents, agreements and instruments in compliance with or pursuant to its covenants and agreements herein, and will make any recordings, file any notices, and obtain any consents as may be reasonably necessary or appropriate in connection therewith.

     VI.3. Covenants of the Selling Shareholders. The Selling Shareholders covenant and agree that, at all times prior to the Closing Date, they shall each vote or execute a written consent in favor of the Merger, waive any dissenter rights, approval rights or similar rights in connection with the Merger and take all other necessary or desirable action in connection with the consummation of the Merger and the other transactions contemplated hereby as reasonably requested by the Company or a majority-in-interest of the Purchasers.


                          ARTICLE VII
                          TERMINATION

     VII.1. Termination. (a) This Agreement may be terminated at any time prior to the Closing:

          (i) by mutual consent of the Company, a majority-in-interest of the Selling Shareholders and a majority-in-interest of the Purchasers;

          (ii) by either the Company, a majority-in-interest of the Selling Shareholders or a majority-in-interest of the Purchasers if the Closing shall not have occurred by July 31, 1996; provided, however, that the failure to consummate the transactions contemplated hereby is not a result of the failure by the party so electing, or any member of the group so electing, as applicable, to terminate this Agreement to perform any of its obligations hereunder;

          (iii) by either the Company, a majority-in-interest of the Selling Shareholders or a majority-in-interest of the Purchasers if a material breach of any provision of this Agreement has been committed by a party other than the party so electing or any member of the group so electing, as applicable, and such breach has not been satisfied, cured or waived;

          (iv) by the Company, a majority-in-interest of the Selling Shareholders or a majority-in-interest of the Purchasers, if any of the respective conditions to such Person's performance set forth in Section 3.1, 3.2, 3.3 or 3.4 hereof, as applicable, have not been satisfied or waived as of the Closing Date or if satisfaction of any such a condition is or becomes impossible to satisfy (other than through the failure of the Person or member of a group of Persons seeking to terminate this Agreement pursuant to this clause (d) to comply with any of its respective obligations under this Agreement); or

          (v) by either the Company or a majority-in-interest of the Selling Shareholders upon (x) delivery by the Company to each of CVCA and International of notice that the Company has or the Selling Shareholders have, as the case may be, received an unsolicited proposal for a Competing Offer which the Company or such Selling Shareholders have decided to accept and (y) the payment to and receipt by each of International (or its designee(s)) and CVCA (or its designee(s)) of $5,000,000 (in cash) from the Selling Shareholders, which payment shall be made concurrently with the receipt by the Selling Shareholders of the consideration paid with respect to the consummation of the Competing Offer and (z) simultaneously with the payment described in the preceding clause (y), the reimbursement by the Selling Shareholders of reasonable out-of-pocket expenses incurred by the Purchasers (including fees and expenses of legal counsel and other advisors or consultants to the Purchasers), in connection with the evaluation of the transactions contemplated hereunder and the review, preparation and negotiation of this Agreement, the Related Agreements on behalf of the Purchasers, the documents of formation and governance of Aetna and all other documents, agreements or instruments related hereto or thereto. Any amounts payable pursuant to clauses (y) and (z) above shall be paid ratably by the Selling Shareholders based on each Selling Shareholder's Proportionate Percentage, provided that no Selling Shareholder shall be obligated to pay any such amount in excess of such Selling Shareholder's Proportionate Percentage.

     (b) If the Closing has not occurred on or prior to September 30, 1996, this Agreement shall automatically terminate unless the parties hereto unanimously agree, in writing on or prior to such date, to postpone such termination.

     VII.2. Effect of Termination. If this Agreement shall be terminated pursuant to Section 7.1, all obligations, representations and warranties of the parties hereto under this Agreement shall terminate and there shall be no liability of any party to another party except as otherwise expressly provided herein.


                         ARTICLE VIII
                         MISCELLANEOUS

     VIII.1. Payment of Costs and Expenses. If the Closing occurs, the Company agrees to pay on demand all reasonable expenses of the Purchasers and the Selling Shareholders (including the reasonable fees and out-of-pocket expenses of counsel to the Purchasers and of local counsel, if any, who may be retained by counsel to the Purchasers) in connection with:

          (a) the evaluation of the transactions contemplated hereunder; the review, negotiation, preparation, execution and delivery of this Agreement and the Related Documents, including schedules and exhibits, the documents of formation and governance of Aetna and any other documents, agreements or instruments related hereto or thereto; and any amendments, waivers, consents, supplements or other modifications hereto or thereto as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated; and

          (b) the preparation and/or review of the form of any document or instrument relevant to the transactions contemplated hereby, by the Related Documents, the Other Financing Documents or any other document or instrument related hereto or thereto.

The Company further agrees to pay, and to save the Purchasers and Selling Shareholders harmless from all liability for, any stamp or other similar taxes which may be payable in connection with the execution or delivery of this Agreement, the issuance and sale of Common Stock. The Company also agrees to reimburse the Purchasers or the Selling Shareholders upon demand for all reasonable out-of-pocket expenses (including attorneys' fees and legal expenses) incurred by the Purchasers or the Selling Shareholders in connection with the Purchasers' or the Selling Shareholders', as the case may be, enforcement of the Company's obligation hereunder or under the Related Documents.

     VIII.2.     General Indemnity.

          (a) In consideration of each Purchaser's execution and delivery of this Agreement and such Purchaser's acquisition of the Common Stock hereunder, each Selling Shareholder, severally (and not jointly or jointly and severally) shall, in the event the Closing is consummated, defend, protect, indemnify and hold harmless each Purchaser and each of its officers, directors and employees (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, demands, notices, losses, costs, penalties, fees, liabilities, damages and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to any breach, incorrectness or incompleteness of the representations or warranties of any Selling Shareholder or the Company set forth herein; provided, however that the liability of the Selling Shareholders under the foregoing shall be limited as follows:

               (i) the Selling Shareholders shall not have any liability pursuant to this Section 8.2(a) until Indemnified Liabilities exceed $1,500,000, in the aggregate, in which case the Selling Shareholders shall be liable only for such excess;

               (ii) the aggregate liability of the Selling Shareholders hereunder shall be limited to $15,000,000, except with respect to breaches of representations and warranties set forth in Section
          4.1.11 (Taxes) and Section 4.1.25 (Environmental), for which the aggregate liability of the Selling Shareholders shall be limited to $25,000,000, less the amount of all Indemnified Liabilities determined to be due and owing by the Selling Shareholders other than with respect to breaches of representations and warranties set forth in Section 4.1.11 (Taxes) and Section 4.1.25 (Environmental) (such limitations on aggregate liability described herein being, as applicable, the "Indemnity Cap");

               (iii) the obligations of the Selling Shareholders to indemnify the Indemnitees pursuant to this Agreement shall terminate at the close of business on the date that is 15 months following the Closing Date; provided, however, that such obligations to indemnify shall not terminate (A) with respect to breaches of representations set forth in Section 4.1.11 (Taxes) until the expiration of the statute of limitations applicable to the matters covered thereby, (B) with respect to breaches of representations set forth in Section 4.1.25 (Environmental), until the third anniversary of the Closing Date and (C) with respect to any items as to which there shall have theretofore been made claims (stating the basis thereof) by the delivery of a notice to the Indemnification Escrow Agent, which shall be obligated to provide copies of such claims to all other Selling Shareholders; and

               (iv) anything contained herein to the contrary notwithstanding, in no event shall any Selling Shareholder be liable for any Indemnified Liabilities in excess of such Selling Shareholder's Proportionate Percentage of the Indemnity Cap.

          The Purchasers must first offset indemnification amounts due to them pursuant to this Agreement against payments due to the Selling Shareholders pursuant to the Indemnification Escrow Agreement.

          To the extent that the foregoing undertaking by the Selling Shareholders may be unenforceable for any reason, the Selling Shareholders shall make the maximum contributions to the payment and satisfaction of each of the Indemnified Liabilities which are permissible under applicable law.

          (b) Promptly after the assertion by any third party of any claim, demand or notice (a "Third Party Claim") against any Person entitled to indemnification under this Section 8.2 that results or may result in the incurrence by such indemnified party of any Indemnified Liability, such indemnified party shall promptly notify the parties from whom such indemnification could be sought of such Third Party Claim. Thereupon, the indemnifying parties shall have the right, upon written notice (the "Defense Notice") to the indemnified party within 30 days after receipt by the indemnifying parties of notice of the Third Party Claim (or sooner if such claim so requires) to conduct, at their own expense, the defense against the Third Party Claim in their own names or, if necessary, in the name of the indemnified party.
     The Defense Notice shall specify the counsel the indemnifying parties shall appoint to defend such Third Party Claim (the "Defense Counsel") and the indemnified party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld. In the event the indemnifying parties and the indemnified party cannot agree on such counsel within 10 days after the Defense Notice is given, then the indemnifying parties shall propose an alternate Defense Counsel, which shall be subject again to the indemnified party's approval, which approval shall not be unreasonably withheld. Any indemnified party shall have the right to employ separate counsel in any such Third Party Claim and/or to participate in the defense thereof, but the fees and expenses of such counsel shall not be included as part of any Indemnified Liability incurred by the indemnified party unless
     (i) the indemnifying parties shall have failed to give the Defense Notice within the prescribed period, (ii) such indemnified party shall have received an opinion of counsel, reasonably acceptable to the indemnifying parties, to the effect that the interests of the indemnified party and the indemnifying parties with respect to the Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable ethical rules, or (iii) the employment of such counsel at the expense of the indemnifying parties has been specifically authorized by the indemnifying parties. The party or parties conducting the defense of any Third Party Claim shall keep the other parties apprised of all significant developments and shall not enter into any settlement, compromise or consent to judgment with respect to such Third
     Party Claim unless such other parties consent, such consent not to be unreasonably withheld. In the event that the indemnifying parties shall fail to give a Defense Notice within such 30-day period (or such shorter period if the claim so requires), they shall be deemed to have elected not to conduct the defense of the subject claim. A failure by an indemnified party to give timely, complete or accurate notice as provided in this Section 8.2(b) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was damaged or prejudiced as a result of such failure to give timely notice.

     VIII.3. Remedies. The remedies provided herein shall be the exclusive remedies available for breach of this Agreement, and shall preclude assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto, whether at law or in equity.

     VIII.4. Brokerage. Each party hereto will indemnify and hold harmless the others against and in respect of any claim for brokerage or other commission relative to this Agreement or to the transaction contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.

     VIII.5. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     VIII.6. Parties in Interest. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective legal representatives, successors and assigns of the parties hereto whether so expressed or not.

     VIII.7. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement or any Related Document shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable express courier service (charges prepaid), mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or sent by telecommunications facsimile. Such notices, demands and other communications shall be sent to the Company, the Selling Shareholders and the Purchasers at the addresses (or facsimile numbers) set forth opposite their respective names on the Schedules hereto or to such other address (or facsimile number) or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party has specified by prior written notice to the sending party.

     VIII.8. No Waiver. No failure to exercise and no delay in exercising any right, power or privilege granted under this Agreement shall operate as a waiver of such right, power or privilege. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

     VIII.9. Amendments and Waivers. Except as herein provided, this Agreement may be modified or amended only by a writing signed by (i) the Company and (ii) (A), prior to the Merger, the parties hereto constituting (or which will constitute) Purchasers of 80% of the Common Stock of Mergerco set forth on Schedule I hereto (considered as a single class) and (B) following the Merger, the Holders of 80% of the Common Stock (considered as a single class); provided, however, that, in addition to the approval required in clauses (i) and (ii) hereof, in the event
(but only in the event) of any modification or amendment of this Agreement (whether prior or subsequent to the Closing) which would adversely affect the Selling Shareholders, a writing signed by 80% in interest of the Selling Shareholders (based on the Common Stock held by such Selling Shareholders immediately prior to the Merger) shall be required for any such modification or amendment. Notwithstanding anything to the foregoing in the immediately preceding sentence, prior to the Merger, Schedule I hereto may also be modified or amended by a writing signed by the Company, International and CVCA.

     VIII.10. Understanding Among the Purchasers. The determination of each Purchaser to purchase the Common Stock pursuant to this Agreement has been made by such Purchaser independent of any other Purchaser and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company and its Subsidiaries which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser. In addition, it is acknowledged by each Purchaser that no other Purchaser has acted as an agent of such Purchaser in connection with making its investment hereunder and that no other person shall be acting as an agent of such Purchaser in connection with monitoring its investment hereunder.

     VIII.11. CITEI as Purchaser. Notwithstanding anything to the contrary contained herein, the defined term Purchaser when used in Article IV, Sections 5.1.1 and 5.1.2, 5.1.6, Article VI and
Article VIII (excluding Section 8.9(ii)(A) thereof) shall be deemed to include CITEI and any references made to the "purchase" or the "purchasing" of Common Stock shall be deemed to refer to the "exchange" or the "exchanging" of Rollover Stock for Common Stock.

     VIII.12. Survival of Agreements, etc. Except as otherwise expressly provided herein, all agreements, representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and shall terminate upon the Merger.

     VIII.13. Governing Law. The corporate law of Delaware shall govern all issues concerning the relative rights of the Company and its shareholders. All other issues hereunder shall be governed by and construed in accordance with the procedural and substantive laws of the State of New York without regard for its conflicts of laws rules. The Company agrees that it may be served with process in the State of New York and any action for breach of this Agreement prosecuted against it in the courts of that State.

     VIII.14. Entire Understanding. Except for the Confidentiality Agreement, dated May 14, 1996, between the Aetna Casualty and
Surety Company and Chase Securities, Inc., Confidentiality
Agreement, dated April 17, 1996, between First Atlantic Capital,
Ltd. ("FACL") and The CIT Group and the Confidentiality
Agreement, dated October 19, 1995, between FACL and The Chase
Manhattan Bank, N.A. (which shall survive in accordance with their respective terms), this Agreement expresses the entire understanding of the parties and supersedes all other, prior and contemporaneous agreements and undertakings of the parties with respect to the subject matter of this Agreement.

     VIII.15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one agreement.


          [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.

                              BPC HOLDING CORPORATION

                              Roberto Buaron
                              Chairman


                              BPC MERGERCO, INC.

                              Roberto Buaron
                              Chairman


                              Purchasers:

                                ATLANTIC EQUITY PARTNERS
                                INTERNATIONAL II, L.P.

                                 By Atlantic Equity Associates
                                 International II, L.P., its
                                 General Partner

                                 By Buaron Holdings Ltd., its Managing
                                      General Partner

                                    Roberto Buaron
                                    President



                                CHASE VENTURE CAPITAL ASSOCIATES, L.P.

                                 By Chase Capital Partners,
                                   its General Partner


                                     Donald J. Hoffman
                                     Partner


                                 BPC EQUITY, LLC

                                 By Aetna Life Insurance Company,
                                  its Member


                                     Allan J. Vartelas
                                     Assistant Vice President


                              Selling Shareholders:

                                 ATLANTIC EQUITY PARTNERS, L.P.

                                 By Atlantic Equity Associates,
                                   L.P., its General Partner

                                      By  Buaron Capital
                                        Corporation, its Managing
                                        General Partner


                                      Roberto Buaron
                                      President



                                CHASE MANHATTAN INVESTMENT
                                HOLDINGS, INC.


                                      Robert Z. Egan
                                      Principal



                                THE CIT GROUP/EQUITY INVESTMENTS,
                                INC.


                                      Paul Laud
                                      President

                                      R. Brent Beeler

                                      Douglas E. Bell

                                      Ira G. Boots

                                      Fred Heseman

                                      Martin R. Imbler

                                      Dave Jochem

                                      James M. Kratochvil

                                      Gary Lannert

                                      Ruth Richmond

                                      Dave Weaver

                                      Chet Wilson